                                                                  EXHIBIT 99.6

                             FIRST QUARTERLY REPORT

                        on the Economy, Fiscal Situation,
                                   and Outlook


                              FISCAL YEAR 2004/05
                                  THREE MONTHS
                                APRIL - JUNE 2004





                             [BRITISH COLUMBIA LOGO]

                               Ministry of Finance

                                 www.gov.bc.ca

               BRITISH COLUMBIA CATALOGUING IN PUBLICATION DATA

     British Columbia. Ministry of Finance.
          Quarterly report on the economy, fiscal situation and Crown corporations. -- ongoing-

          Quarterly.
          Title on cover: Quarterly report.
          Continues: British Columbia. Ministry of Finance.
     Quarterly financial report. ISSN 0833-1375.
          ISSN 1192-2176 -- Quarterly Report on the economy, fiscal situation and Crown corporations.

          1. Finance, Public -- British Columbia -- Accounting
     -- Periodicals. 2. British Columbia -- Economic conditions
     -- 1945-           -- Periodicals.*
     3. Corporations, Government -- British Columbia --
     Accounting -- Periodicals. I. Title.

          HJ13.B77            354.711'007231'05

TABLE OF CONTENTS

First Quarterly Report 2004/05                                   September 2004


SUMMARY ..........................................................................      3

PART ONE -- UPDATED FINANCIAL FORECAST

     Introduction ................................................................      5
     Revenue .....................................................................      7
     Expense .....................................................................     10
     Full-Time Equivalents (FTE's) ...............................................     14
     Provincial Capital Spending .................................................     14
     Provincial Debt .............................................................     16
     Risks to the Fiscal Plan ....................................................     17
     Tables:
          1.1 Fiscal Plan Update - Changes from BUDGET 2004 ......................      6
          1.2 2004/05 Pressures Being Managed ....................................     12
          1.3 2004/05 Pressures Allocated to the Contingencies Vote ..............     13
          1.4 Capital Spending - Changes from BUDGET 2004 ........................     15
          1.5 Debt Summary - Changes from BUDGET 2004 ............................     16
     Topic Box:
          BC Rail Investment Partnership Update ..................................     19

PART TWO -- ECONOMIC REVIEW AND OUTLOOK

     Overview ....................................................................     21
     External Environment ........................................................     22
          United States and Canada ...............................................     22
          Financial Markets ......................................................     25
          Commodity Markets ......................................................     27
     British Columbia Economic Forecast ..........................................     28
          External Trade .........................................................     30
          Labour Market ..........................................................     31
          Demographic Developments ...............................................     32
          Domestic Demand ........................................................     32
     Medium-Term Outlook .........................................................     34
     Risks to the Forecast .......................................................     34
     Tables:
          2.1 British Columbia Economic Indicators ...............................     22
          2.2 First Quarterly Economic Forecast: Key Assumptions .................     24
          2.3 Private Sector Exchange Rate Forecasts .............................     27
          2.4 First Quarterly Economic Forecast: Key Indicators ..................     28
          2.5 Current Economic Statistics ........................................     36

-------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2004/05

2                              TABLE OF CONTENTS


     2.6.1 Gross Domestic Product: British Columbia and Canada ...................     37
     2.6.2 Components of British Columbia Real GDP at Market Prices ..............     38
     2.6.3 Components of Nominal Income and Expenditure ..........................     38
     2.6.4 Labour Market Indicators ..............................................     39
     2.6.5 Major Economic Assumptions ............................................     40

APPENDIX

     FINANCIAL RESULTS: THREE MONTHS ENDED JUNE 30, 2004 AND 2004/05 FULL-YEAR FORECAST
     Tables:
          A.1 2004/05 Operating Statement ........................................     42
          A.2 2004/05 Revenue by Source ..........................................     43
          A.3 2004/05 Expense by Ministry, Program and Agency ....................     44
          A.4 2004/05 Capital Spending ...........................................     45
          A.5 2004/05 Provincial Debt ............................................     46

     UPDATED FINANCIAL PLAN: 2004/05 - 2006/07
          A.6 Revenue by Source ..................................................     47
          A.7 Revenue Assumptions - Changes from BUDGET 2004 .....................     48
          A.8 Expense by Ministry, Program and Agency ............................     50
          A.9 Expense Assumptions - Changes from BUDGET 2004 .....................     51
          A.10 Expense by Function ...............................................     52
          A.11 Full-Time Equivalents .............................................     52
          A.12 Capital Spending ..................................................     53
          A.13 Capital Expenditure Projects Greater Than $50 Million .............     54
          A.14 Debt Summary ......................................................     55
          A.15 Statement of Financial Position ...................................     56

-------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2004/05

------------------------------------------------------------------------------

SUMMARY
FIRST QUARTERLY REPORT 2004/05                                    [BRITISH
September 2004                                                    COLUMBIA
                                                                    LOGO]

------------------------------------------------------------------------------

                                                                                                       2004/05       Updated Plan
                                                                       2003/04            2004/05      Updated      --------------
($ millions)                                                            Actual             Budget     Forecast      2005/06 2006/07
-----------------------------------------------------------------------------------------------------------------------------------
Revenue..........................................................      28,987             30,577       31,750      32,128   32,790
Expense..........................................................     (29,976)           (30,377)     (30,585)    (30,823) (31,585)
                                                                      ---------          ---------    ---------   -------- --------
SURPLUS (DEFICIT) BEFORE FORECAST ALLOWANCE......................        (989)               200        1,165       1,305    1,205
Forecast allowance...............................................           -               (100)        (300)       (400)    (300)
                                                                      ---------          ---------    ---------   -------- --------
SURPLUS (DEFICIT)................................................        (989)               100          865         905      905
                                                                      =========          =========    =========   ======== ========
PROVINCIAL DEBT:
Taxpayer-supported debt..........................................      30,093             32,172       29,951      29,905   29,412
Taxpayer-supported debt as a per cent of GDP.....................       21.1%              21.9%        19.9%       19.1%    18.0%
Total debt.......................................................      37,832             39,452       37,229      37,478   37,299
Total debt as a per cent of GDP..................................       26.6%              26.8%        24.7%       23.9%    22.8%
-----------------------------------------------------------------------------------------------------------------------------------

o Reflecting stronger revenues, the three-year fiscal outlook is significantly improved, with a positive overall change to the forecast surplus in each of the three years. Reflecting increased revenue volatility, the 2004/05 forecast allowance has been increased, and forecast allowances have been introduced for the following two years.

FISCAL OUTLOOK SIGNIFICANTLY IMPROVED

                                                                ($ millions)
                                             2004/05              2005/06                2006/07
                                         ---------------       ----------------      ---------------
                                                 Updated               Updated               Updated
                                         Budget  Forecast      Budget  Forecast      Budget  Forecast
                                         ------  --------      ------  --------      ------  --------
Surplus before Forecast Allowance          200     1,165         275     1,305        300      1,205
Forecast Allowance                         100       300         275       400        300        300
Surplus after Forecast Allowance           100       355         275       900        300        905

o Economic growth in British Columbia continues to be robust this year, reflecting solid employment gains, near record lumber prices, higher energy and mineral prices, sustained housing market activity and stronger retail sales.

o As a result, economic growth of 2.9 per cent is now expected for 2004. This is slightly lower than the latest private sector average of 3.0 per cent. For 2005 economic growth is forecast to be 3.0 per cent. This is lower than the private sector average of 3.4 per cent, reflecting the current balance of risks to the outlook.

o Although real economic grow this closely tracking the budget forecast, higher export prices have raised the dollar value of the economy.
   Nominal GDP growth is now forecast to be 5.6 per cent in 2004, compared to
   4.6 per cent at budget.

o Continued economic strength, higher-than-forecast commodity prices and an improved outlook for ICBC have translated into higher taxation and natural resource revenues and higher commercial Crown corporation net earnings. Partially offsetting these improvements are the loss of equalization revenues and reduced BC Hydro earnings due to lower than expected water levels.

ROBUST ECONOMIC GROWTH EXPECTED IN 2004 AND 2005

                                          BC Real GDP
                                         per cent change
                                         ---------------
                                          2004    2005
                                         ------  -------
Ministry of Finance                        2.9      3.0
Private Sector Average                     3.0      3.4

o In May 2004, the additional federal revenue contribution to health care was finalized. In keeping with government's commitment, all federal Health Accord funding will be reinvested into the provincial health care system and are added to the fiscal plan.

o Forest fire fighting costs are expected to total $175 million in 2004/05, $120 million higher than budget.

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

 4                                SUMMARY
------------------------------------------------------------------------------


o Outside of forest fire fighting costs and additional Health Accord funding, the spending plan remains little changed from budget. Ministries are expected to be on or below budget for the 2004/05 year. Lower debt interest costs continue to be a source of savings.

o Commodity prices are expected to decline gradually from current high levels. However, the volatility of the commodity price cycle and the potential for a sudden slow-down in the US economy provide risks to the revenue outlook.

 LUMBER PRICES NEAR RECORD LEVELS

[GRAPHIC]

Source:  Madison's Canadian Lumber Reporter
* Note: Beginning in April 2008, SPF 2x4 price includes $25 for freight costs. Previous prices have not been adjusted.

o To help manage these risks, the forecast allowance for 2004/05 has been increased to $300 million from $100 million at budget. As well, forecast allowances of $400 million and $300 million have been introduced for 2005/06 and 2006/07, respectively.

 o The BC Rail Investment Partnership, which was delayed until 2004/05 pending completion of the federal Competition Bureau review, is now finalized. There is no impact on government's bottom line from this initiative, as the net income from the transaction is offset by commitments to the Northern Development Initiative, the BC Rail First Nations Benefits Trust, LEGACIES NOW and other priority areas as announced by government in the February budget. Legislation to establish these commitments will be introduced this fall.

o Provincial debt at the end of the 2004/05 fiscal year is expected to be $37.2 billion, $2.2 billion lower than the February budget, mainly due to improvements in government's cash position and increased surpluses in the updated fiscal plan.

o The key taxpayer-supported debt-to-GDP ratio is forecast to fall to 19.9 per cent for 2004/05, lower than the 21.9 per cent BUDGET 2004 forecast, and then decline over the next two years, reaching 18.0 per cent by the end of 2006/07.

TAXPAYER-SUPPORTED DEBT-TO-GDP RATIO DECLINES

[GRAPHIC]

o Increased surpluses provide more opportunities and choices for British Columbians. A Committee of the Legislature will be conducting consultations throughout the province over the next two months to seek advice on the government's three-year fiscal plan, as well as views on what changes should be made in terms of program priorities.

o In addition, government will be addressing existing priorities as it enters into the budget development process. Updates on these and other events, and their impacts on the surplus and debt projections, will be provided in the second QUARTERLY REPORT and in BUDGET 2005.

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

------------------------------------------------------------------------------

PART ONE -- UPDATED FINANCIAL FORECAST (1)

First Quarterly Report 2004/05                                  September 2004

------------------------------------------------------------------------------
Introduction

The government's plan to balance the budget beginning in 2004/05 continues on track, receiving a major boost since BUDGET 2004 due to robust economic performance and higher commodity prices.

Compared to budget, higher revenues from taxation and natural resources are expected in all three years of the fiscal plan. These increases will be partially offset by reductions in federal equalization transfers. The improvement is higher in 2004/05 as commodity prices are forecast to decline from current high levels.

Commercial crown corporation earnings also are projected to improve primarily due to a reduction in ICBC's claims cost projections. The 2004/05 improvements will be partially offset by lower BC Hydro earnings, primarily due to low reservoir water levels.

Total government spending is expected to exceed budget in 2004/05, primarily due to higher forest fire costs. This increase is partially offset by reductions in debt service costs, including costs recovered from external entities. Spending projections for 2005/06 and 2006/07 are lower when compared to the February 2004 budget, primarily due to lower interest costs.

The BC Rail investment partnership was completed in July 2004. This will increase both government revenue and expense by equal amounts, as the transaction gain will be reinvested in northern communities and related initiatives. There is therefore no impact on government's surplus.

Due to the volatility of commodity prices, there is a risk that the current price spike will decline more rapidly than expected. The forecast allowance for 2004/05 has been adjusted to reflect this risk, and additional forecast allowances have been introduced for 2005/06 and 2006/07.

The main changes to the fiscal plan are summarized in Table 1.1.

FEDERAL HEALTH CARE FUNDING

As anticipated, subsequent to the February 2004 provincial budget a further federal revenue contribution to the First Ministers' Accord on Health Care Renewal (Health Accord) and the new 2004 Public Health and Immunization Trust was finalized. As a result, spending targets for the Ministry of Health Services were increased $148 million in 2004/05, $148 million in 2005/06 and $18 million in 2006/07. This is in addition to the Health Accord funding added to the previous year's budget. These adjustments reflect the government's commitment to reinvest all additional federal health care contributions received into the provincial health care system. These revenue and expense increases therefore have no net effect on the fiscal plan.

Since the additional funding was included in the final SUPPLY ACT passed by the Legislative Assembly on May 20, 2004, these amounts have now been added to the February 2004 budget amounts.

-----------------------------------
(1) Reflects information available and government policy as at September 1, 2004.

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

6                        UPDATED FINANCIAL FORECAST
------------------------------------------------------------------------------

TABLE 1.1 FISCAL PLAN UPDATE - CHANGES FROM BUDGET 2004
------------------------------------------------------------------------------

($ millions)                                                                                      2004/05    2005/06        2006/07
-----------------------------------------------------------------------------------------------------------------------------------
BUDGET 2004 FISCAL PLAN (FEBRUARY 17, 2004)....................................................          100       275         300
FIRST MINISTERS' ACCORD ON HEALTH CARE RENEWAL:
 Additional revenues from the federal government...............................................          148       148          18
 Additional BC commitments to health care......................................................         (148)     (148)        (18)
                                                                                                      -------   -------    -------
FISCAL PLAN (MAY 20, 2004 SUPPLY ACT)..........................................................          100       275         300
                                                                                                      -------   -------    -------
FIRST QUARTERLY REPORT FORECAST UPDATES:
REVENUE INCREASES (DECREASES):
 Personal income tax - stronger 2003 tax assessments..............................................        75         -          10
 Corporate income taxes - improved corporate profit outlook....................................          173       247         171
 Property transfer tax - strong housing market.................................................          168        75          25
 Social service tax and other taxes - mainly reflecting higher 2003/04 results.................           89        94         113
 Natural gas royalties - higher prices.........................................................          203       296         229
 Other energy and mineral sources - higher prices..............................................          117       117          64
 Forest revenue - higher lumber prices and harvest volumes.....................................          375       160         135
 Post-secondary fees - mainly impact of strategy to increase student spaces....................           95       126         120
 Lower investment earnings - mainly lower Fiscal Agency Loan program revenues..................          (73)     (124)       (118)
 Federal transfers:
 - Equalization transfers - impact of higher natural resource revenues and formula change......         (363)     (414)       (422)
 - Health and social transfers - partial offset due to lower Equalization transfers............          166       196         242
 - Other transfers.............................................................................           26         7           9
 All other taxpayer supported changes..........................................................         (139)     (125)       (110)
 Commercial Crown corporation net income:
  BC Hydro - mainly water level impacts and rate application revision..........................         (112)       (8)         28
  BC Rail - investment partnership.............................................................          191         -           -
  ICBC - primarily claims cost projections.....................................................          166       166         122
  Other Crown corporation changes..............................................................           16        19          (4)
                                                                                                      -------   -------    -------
    TOTAL REVENUE CHANGES......................................................................        1,173       832         614
                                                                                                      -------   -------    -------
LESS EXPENSE INCREASES (DECREASES):
 Education - change in accounting for contributions in support of First Nations................          (52)      (52)        (52)
 Forest fire and related costs.................................................................          120         -           -
 Children and Family Development - increased federal funding for
  early learning and childcare.................................................................            -        10           -
 Lower expenses for Free Crown Grants and leases...............................................          (40)        -           -
 BC Rail investment partnership transfers......................................................          391         -           -
 Interest costs - mainly reduced debt levels...................................................          (73)      (84)        (95)
                                                                                                      -------   -------     -------
     CRF EXPENSE CHANGES.......................................................................          346      (126)       (147)
 Grants and internal transfers:
  Higher funding for health authorities, primarily due to the Health Accord....................         (158)     (205)       (290)
  BC Rail investment partnership transfer to BCTFA.............................................         (200)        -           -
  Revised CFD governance authorities implementation schedule...................................           (3)      320         544
  Other grant and internal transfer changes....................................................            -       (30)        (91)
CRF expense adjustments - mainly lower Fiscal Agency Loan program recoveries...................          (50)     (109)       (124)
Taxpayer-supported Crown corporations and agencies:
   BCTFA - reduced spending, primarily lower interest costs....................................          (18)      (26)        (24)
   Other taxpayer-supported Crown corporation and agency changes...............................          (19)      (34)        (39)
SUCH sector and regional authorities:
   School districts - revised spending estimates...............................................           96       (25)         72
   Post-secondary institutions - mainly increased student spaces...............................          124       201         143
   Health authorities - increases reflect additional funding...................................           86       155         208
   CFD authorities - revised implementation schedule...........................................            4      (319)       (543)
                                                                                                      -------   -------     -------
     TOTAL EXPENSE CHANGES.....................................................................          208      (198)       (291)
                                                                                                      -------   -------     -------
NET CHANGES BEFORE FORECAST ALLOWANCE ADJUSTMENT...............................................          965     1,030         905
FORECAST ALLOWANCE INCREASE....................................................................         (200)     (400)       (300)
                                                                                                      -------   -------     -------
TOTAL CHANGES TO FISCAL PLAN...................................................................          765       630         605
                                                                                                      -------   -------     -------
UPDATED FISCAL PLAN............................................................................          865       905         905
                                                                                                      =======   =======     =======

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

                        UPDATED FINANCIAL FORECAST                          7
------------------------------------------------------------------------------

REVENUE

As well as the additional federal Health Accord funding announced in the federal government's 2004 budget, the revenue forecast incorporates updated economic and commodity price forecasts. The forecast also includes the effects of final results for 2003/04 released in the PUBLIC ACCOUNTS on June 29, 2004 and actual revenue results recorded so far this year.

Government revenue, including commercial Crown corporation net incomes, is expected to be $1,173 million, $832 million and $614 million higher than the budget forecast for 2004/05, 2005/06 and 2006/07, respectively. Higher revenues from taxation and natural resources and improved commercial Crown corporation net incomes are partially offset by reduced federal contributions and lower revenues from other taxpayer-supported sources.

The main changes to the three-year outlook by revenue source are:

o Personal income tax revenue is forecast to be $75 million above budget in 2004/05 due to stronger 2003 tax assessments resulting in a one-time $75 million prior year adjustment. The forecast is little changed over the next two years.

o Corporate income tax revenue is forecast to be higher than the budget plan by $173 million in 2004/05, $247 million in 2005/06 and $171 million in 2006/07 mainly due to a higher BC corporate profit forecast. The forecast also incorporates expected changes to cash receipts under the terms of the tax collection agreement with the federal government due to increases in Canadian corporate profit forecasts.

o Property transfer tax revenue is forecast to be $168 million higher than budget in 2004/05 reflecting the strong housing market. The improvement from plan for the next two years is $75 million and $25 million, respectively, as the forecast assumes property transfer tax revenue returns to trend.

o Social service tax revenue is forecast to be up $55 million in 2004/05, $53 million in 2005/06, and rising to a $67 million improvement in 2006/07 mainly due to higher 2003/04 results.

o Other taxation revenue is expected to be up $34 million, $41 million and $46 million over the three-year period mainly due to higher than expected 2003/04 results for insurance premium tax and corporation capital tax revenues.

o  Energy revenues are the main increases to the revenue forecast:
   - Revenues from natural gas royalties are forecast to be $203 million, $296 million and $229 million higher than planned due to higher prices, partially offset by reduced production volumes.

   - Other energy and mineral source revenue is expected to be $117 million higher in 2004/05 and 2005/06 and up $64 million in 2006/07 reflecting higher prices for electricity, petroleum, coal and minerals and the effect of a lower Canadian dollar. The improvement from plan is forecast to be lower by 2006/07 as current high prices are expected to fall. The 2004/05 updated forecast also includes a $37 million lower outlook for sales of Crown land leases reflecting weaker year-to-date results.

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

8                        UPDATED FINANCIAL FORECAST
------------------------------------------------------------------------------

o The effects of higher forest sector commodity prices, assumed increased harvest volumes and a lower Canadian dollar increases the forest revenue forecast by $375 million, $160 million and $135 million over the three years of the plan. The improvement from plan declines over the three years as lumber prices are expected to fall from current high levels. The updated forecast for 2004/05 includes a 4.0 million cubic meter increase in harvest volumes reflecting stronger lumber demand. By 2006/07, harvest volumes are expected to be 2.0 million cubic meters higher than budget due to an improved outlook for Coastal operators. The bellwether spruce-pine-fir 2x4 price forecast at US $395 per thousand board feet in 2004 is up 32 per cent from the budget assumption but expected to decline to US $300 by the end of 2006/07.

o Fee revenue from post-secondary institutions is forecast to be $95 million, $126 million and $120 million higher than budget mainly due to the impact of the strategy to provide additional student spaces in post-secondary education.

o Over the three years, revenue from investment earnings is down $73 million, $124 million and $118 million. Because the government borrows on behalf of Crown corporations under its Fiscal Agency Loan program, it records interest payments from commercial Crown corporations as investment earnings revenue. The reduction in forecast investment earnings revenue mainly reflects lower interest costs in commercial Crown corporations.

o Equalization revenue is down $363 million in 2004/05 mainly due to the effects of higher forest and natural gas revenues.

   Over the next two years, higher revenues from these sources combined with the effects of changes to the federal government's equalization formula reduce revenue by $414 million in 2005/06 and $422 million in 2006/07. The main element of the formula change that adversely affects BC's entitlement is the change to incorporate market values in the residential property tax base.

   BC's equalization revenue forecast now includes only one-time revenues of $39 million in 2004/05 and $6 million in 2005/06 announced in the federal government's 2004 budget. The forecast assumes BC is not entitled to normal equalization revenue over the three years. However, BC's equalization entitlements may change depending on relative economic growth with the rest of Canada, the strength of commodity prices, property values, possible additional formula changes and further federal government updates for 2004/05 and prior years.

o Excluding the additional federal health funding of $148 million in 2004/05 and 2005/06 and $18 million in 2006/07, health and social transfers are forecast to be $166 million, $196 million and $242 million higher than the budget plan. Revenues are higher mainly reflecting the partial offsetting effect due to a lower equalization forecast.

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

                        UPDATED FINANCIAL FORECAST                          9
------------------------------------------------------------------------------

o Other federal transfers are up $26 million, $7 million and $9 million over the three years. The increase in 2004/05 primarily reflects a $10 million additional contribution for Early Learning and Childcare announced in the federal government's 2004 budget and additional recoveries relating to the costs of forests fires in 2003/04.

o Revenue from all other taxpayer-supported sources is down $139 million, $125 million and $110 million from the budget plan mainly due to lower taxpayer-supported Crown corporation fee revenues and reduced miscellaneous revenues in the SUCH sector.

   The change in 2004/05 also includes a $40 million reduction in revenue due to a lower forecast of the market value of Crown land transferred or leased at rates below market value. Due to the offsetting effect of both the non-cash revenue loss to government and the lower grant expense to beneficiaries, there is no effect on the government's bottom line or debt.

COMMERCIAL CROWN CORPORATIONS NET INCOME

o BC Hydro's three-year earnings projection in the February budget has been impacted by a number of factors. A combination of higher domestic demand, the rate application revision, higher energy costs and lower operating expenses will result in a $112 million decline in earnings from budget in 2004/05, and an $8 million decline in 2005/06. A $28 million improvement in 2006/07 follows as higher revenue and lower operating expense overtake the increase in generation costs.


   Higher than expected domestic demand has increased revenue in all three years. This increase is partially offset by a revision in BC Hydro's rate application to the BCUC since budget. The budget reflected a 7.23 per cent interim increase effective April 1, 2004 with a subsequent increase of 2.0 per cent effective April 1, 2005. The rate application revision reduced the second increase to 1.67 per cent and moved it forward to the fall of 2004 to be effective on the date of BCUC's decision. The impact of the revision is a slight improvement to revenue in 2004/05 with reductions in 2005/06 and 2006/07, due to a lower cumulative rate increase in those years. While the forecast assumes the rate increases will be approved, BCUC has not made its final determination on the application.

   Energy costs are significantly higher in 2004/05 due to 7 per cent lower inflows into reservoirs, reducing production of less expensive hydro generated electricity. This reduction will be offset by increased purchases of more expensive natural gas generated electricity in order to meet demand. The increase in energy costs is expected to be lower in later years as the forecast assumes water levels return to normal and the prices for purchased energy decline.

   Lower operating expenses are a result of reductions in interest costs due to lower debt levels and interest rates, and lower amortization expenses due to reduced capital spending.


------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

10                       UPDATED FINANCIAL FORECAST
------------------------------------------------------------------------------

o BC Rail's earnings during government's 2004/05 fiscal year will increase by a forecast $208 million mainly due to the completion of the investment partnership with CN in July 2004. In BUDGET 2004, the transaction was forecast to be completed by March 31, 2004, which would have resulted in it being included in government's 2003/04 results. The increase reflects a projected $191 million transaction gain plus additional earnings from rail operations during the longer than expected closing period. More information on developments in the investment partnership can be found in the topic box at the end of this chapter.

   Further restructuring of BC Rail's remaining operations will result in a $19 million improvement in 2005/06, and a $4 million reduction to forecast earnings during 2006/07.

o ICBC's impact on the government's bottom line is expected to improve by $166 million in 2004/05 and 2005/06, and by $122 million in 2006/07. The improvement is primarily due to the impact of recent claims trends on projections for settling claims costs, which are now forecast to be lower than the projections used in the February 2004 budget. As well, ICBC is forecasting a reduction in projected operating and administration costs, and an increase in investment income. These improvements are partially offset by a reduction in revenues resulting from lower rate increase expectations.

   For the first three months of the fiscal year total taxpayer-supported and commercial Crown corporation revenues were $397 million ahead of budget (see Appendix Table A.2).

EXPENSE

Government expense includes spending for ministries and other programs of the Consolidated Revenue Fund (CRF), combined with the expense of taxpayer-supported Crown corporations and agencies and the SUCH sector (schools, universities, colleges and health authorities/societies).

Before distributions resulting from the BC Rail investment partnership, total expense is expected to be $17 million above budget for the full fiscal year. After including the BC Rail investment partnership distributions, total expenses are forecast to be $208 million higher than budget.

CONSOLIDATED REVENUE FUND EXPENSE

In total before the BC Rail investment partnership, spending for ministries and other programs in the consolidated revenue fund (CRF) is forecast to be $45 million below budget for the full 2004/05 fiscal year. This includes an additional $120 million to reflect higher expected costs of this year's forest fires, offset by lower spending in other areas.

Subsequent to the February 2004 budget, additional funding of $148 million, as part of the Health Accord and the 2004 Public Health and Immunization Trust, was included in the SUPPLY ACT passed by the legislature on May 20, 2004. This funding has been included in addition to the original budgeted amount for Ministry of Health Services spending.

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

                        UPDATED FINANCIAL FORECAST                         11
------------------------------------------------------------------------------

The BC Rail investment partnership was finalized in July 2004, resulting in additional one-time revenue of $191 million. Legislation will be introduced in the fall to provide for the allocation of the $191 million to the BC Rail First Nations Benefits Trust and other initiatives outlined in BUDGET 2004. As well, the legislation will provide for a cash transfer of $200 million from the partnership proceeds to the BC Transportation Financing Authority (BCTFA), for a total CRF expense of $391 million. The transfer to BCTFA has no impact on the surplus, as BCTFA is part of the government's reporting entity. Further information on the status of the BC Rail partnership is provided in a topic box at the end of this chapter.

Spending targets are expected to increase $106 million for 2005/06 and decrease by $34 million in 2006/07 (see Table 1.1). This mainly reflects the pass-through of additional federal funding for health and childcare programs, offset by the effect of a change in provincial accounting for federal contributions received on account of K-12 education for aboriginal children.

The main changes to the three-year spending plan are:

o Health spending - as noted above, additional federal funding of $148 million, as part of the Health Accord and the 2004 Public Health and Immunization Trust, is added to the original budget for the Ministry of Health Services in 2004/05.

   In 2005/06, the province will receive a further $148 million of federal health care funding; however this contribution will fall to $18 million by 2006/07. Since both revenue and expenses in the budget and three-year fiscal plan have been adjusted by equal amounts, there is no impact on government's bottom line targets.

   Provinces are continuing discussions with the federal government to expand the federal commitment to health care. However, no further federal revenues have been assumed in this forecast.

o Education - spending targets have been reduced by $52 million in each of the three years due to a change in provincial accounting for federal contributions received on account of K-12 education for aboriginal children. Previously, the province recorded, as CRF revenue and expenditure, amounts transferred directly to school boards from the federal government and First Nations for the education of aboriginal children. As shown in the 2003/04 PUBLIC ACCOUNTS, CRF revenue and expense no longer reflect federal or First Nation funding directly received by school boards. Total funding received by school boards is unaffected by this change and there is no impact on the government's bottom line targets.

o Forest fire costs - as of August 31, 2004, forest fire costs totaled $149 million compared to $221 million for the same period last year. Between April 1 and August 31, 2004, there have been 2,317 fires covering 214,245 hectares, compared with 2,272 fires covering 184,580 hectares during the same period last year. Although there are more fires covering a larger area, costs to fight the fires are lower than last year as there are fewer urban interface fires (forest fires that threaten homes and communities).

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

12                         UPDATED FINANCIAL FORECAST
-------------------------------------------------------------------------------


  Based on the latest information, the updated forecast for 2004/05 assumes that full year forest fire costs will be $175 million, $120 million above budget. In addition, the Ministry of Forests has identified further fire cost pressures of $25 million, reflecting the estimated upper range to the forecast depending on assumptions. Costs in 2004/05 are expected to be significantly lower than the record $437 million cost for the 2003/04 fire season.

o Early Learning and Childcare funding - the spending target for the Ministry of Children and Family Development is increased by $10 million in 2005/06 to reflect additional federal funding for early learning and childcare announced after the February 2004 provincial budget. There is no impact on the government's bottom line targets from this change.

o Sustainable Resource Management - with the transition to full application of generally accepted accounting principles in 2004/05, the ministry's budget was increased significantly to fully recognize as non-cash revenue and expense, the market value of Crown lands transferred or leased free of charge, or at rates below market value by various ministries. Based on updated information, the ministry has now lowered its requirements by $40 million.

  Due to the offsetting effect of both the non-cash revenue loss to government and the lower grant expense to beneficiaries, there is no effect on the government's bottom line or debt.

o Management of public funds and debt (debt interest) is forecast to be $73 million below budget in 2004/05 mainly because of lower debt balances at the start of the year and significantly lower borrowing requirements for government operating purposes (see Table 1.5). Debt interest is also forecast to be below budget by $84 million in 2005/06 and $95 million in 2006/07.

Except for those areas noted earlier, ministries are expected to be on budget at the end of 2004/05. As shown in Table 1.2, other pressures being managed total $28 million for 2004/05 and include:

o Attorney General - pressures relate to potentially higher-than-expected costs for potential settlements of claims under the CROWN PROCEEDING ACT.

o Forests - pressures reflect a potential upper range to the forest fire spending forecast depending on assumptions.


TABLE 1.2     2004/05 PRESSURES BEING MANAGED
-------------------------------------------------------------------------------

                                                                           ($ millions)
Attorney General - higher claims costs under the CROWN PROCEEDING ACT.....      3
Forests - higher forest fire costs........................................     25
                                                                            --------
TOTAL PRESSURES BEING MANAGED.............................................     28
                                                                            ========

-------------------------------------------------------------------------------

Spending commitments and pressures totaling $21 million have been notionally allocated to the Contingencies vote. These allocations include:

o As part of the 1995 Vancouver Island Gas Pipeline Assistance Agreement, the province is required to make payments to Terasen Inc. for the value of a volume of natural gas set out in the agreement. Higher-than-assumed natural gas prices are expected to increase the estimated payment required for 2004/05 by $11 million. However, this is more than offset by increased provincial revenues resulting from the higher natural gas prices.


-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

                           UPDATED FINANCIAL FORECAST                        13
-------------------------------------------------------------------------------



o Up to $10 million for expected costs related to the Pickton, Air India and Eron trials. Potential costs were unknown at the time of the budget and will be reviewed later in the fall when further information becomes available.

While Table 1.3 shows that $219 million remains available to offset unforeseen events over the rest of the year, it may not be enough to fund potential forest fire costs should the Contingencies Vote be needed to absorb other pressures. However, funding for forest fire related costs is statutorily provided for under the authority of the FORESTS PRACTICES CODE and EMERGENCY PROGRAM ACT and does not require additional approval of the legislature.

TABLE 1.3     2004/05 PRESSURES ALLOCATED TO THE CONTINGENCIES VOTE
-------------------------------------------------------------------------------

                                                                       ($ millions)
Vancouver Island Gas Pipeline Assistance Agreement - higher payments
 due to higher natural gas prices.......................................    11
Pickton trial...........................................................     4
Air India and other trials..............................................     6
                                                                         --------
  Subtotal..............................................................    21
Unallocated.............................................................   219
                                                                         --------
TOTAL CONTINGENCIES BUDGET..............................................   240
                                                                         ========

-------------------------------------------------------------------------------

During the first three months of the fiscal year, total CRF spending (ministries, special offices and other programs) was $116 million lower than expected, reflecting below-budget spending in most programs and lower debt interest costs, partially offset by higher forest-fire costs (see Appendix Table A.3).


OTHER EXPENSE

To determine total government spending, the expenses of taxpayer-supported Crown corporations and the SUCH organizations are combined with CRF expense as follows:

o Grants and other internal transfers from the CRF to taxpayer-supported Crowns and the SUCH sector are removed to avoid double counting.

o CRF costs recovered from external agencies are added to expense and revenue so that the financial statements reflect all the activities of the CRF.

The subtotal of the above amounts - i.e. the CRF, less transfers, plus recoveries - reflects the cost of services provided to the public directly by ministries. Total government spending is this amount plus the expenses of taxpayer-supported Crown corporations and agencies and the SUCH sector, which reflect the costs of services provided by these organizations.

CRF cost recoveries are forecast to be down $50 million, $109 million and $124 million over the three-year plan. Because the government borrows on behalf of Crown corporations under its Fiscal Agency Loans (FAL) program, it records interest payments received from commercial Crown corporations as recoveries to the CRF. The reduction in forecast recoveries mainly reflects lower than budgeted interest costs in commercial Crown corporations for FALs received from government.

Transfers to health authorities are projected to increase over all three years of the fiscal plan when compared to the February 2004 budget. These



-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

14                         UPDATED FINANCIAL FORECAST
-------------------------------------------------------------------------------


increases mainly reflect the additional Health Accord funding. In 2004/05, the BC Transportation Financing Authority will receive $200 million of the BC Rail partnership transaction proceeds. In 2005/06 and 2006/07, reductions in transfers primarily reflect the revised implementation schedule for the children and family development governance authorities.

In 2004/05, school districts forecast that they will be spending funding carried forward from prior years in addition to their current year budget. Spending in 2005/06 and 2006/07 has been adjusted to reflect revisions in timing and cost projections. The spending projections for post-secondary institutions now reflect the additional student spaces announced in the February 2004 budget.

As well, the health sector spending projections in the February 2004 budget preceded the final determination of additional federal health funding in May 2004. This additional funding contributes to the projected spending increase reported by health authorities. Some of the increase in funding will be also used for equipment and other capital purchases, whose costs will be spread out in future years.

The timing for the transfer of certain operations by the Ministry of Children and Family Development to regional authorities has been revised, resulting in reduced grants by the ministry and therefore reduced spending by the authorities. This funding will be redirected to maintain services within the ministry, so there will be no effect on total expense from this change.

For the April to June quarter of the 2004/05 fiscal year, total expense was $284 million below budget.


FULL-TIME EQUIVALENTS (FTES)

The updated projection for taxpayer-supported FTEs - including ministries and special offices, taxpayer-supported Crown corporations and agencies, and children and family development governance authorities - is unchanged from the February 2004 budget in 2004/05, and is slightly below budget in 2005/06 and 2006/07 (see Appendix Table A. 11).

The revised forecast reflects further delays in the implementation of the children and family development governance authorities, resulting in fewer FTEs being transferred from the ministry to the authorities. This delay has no impact on the overall number of FTEs. The updated forecast also reflects a slight reduction in taxpayer-supported Crown corporation and agency FTEs in 2005/06 and 2006/07 when compared to the February 2004 budget.


PROVINCIAL CAPITAL SPENDING

Capital spending is needed to build, acquire or replace assets such as roads, schools, post-secondary facilities, hospitals and related major equipment. Capital spending is not directly counted in the government's annual surplus or deficit. Instead, generally accepted accounting principles require capital costs to be spread out over the useful lives of the related assets through annual amortization expenses.


-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

                           UPDATED FINANCIAL FORECAST                        15
-------------------------------------------------------------------------------



TABLE 1.4       CAPITAL SPENDING - CHANGES FROM BUDGET 2004
-------------------------------------------------------------------------------


($ millions)                                                         2004/05     2005/06        2006/07
-------------------------------------------------------------------------------------------------------
BUDGET 2004 CAPITAL SPENDING...................................        2,934       2,933          2,888
                                                                       -----       -----          -----
 TAXPAYER-SUPPORTED CHANGES:
  Education....................................................          172         293            115
  Health.......................................................           24          93             64
  Government operating (ministries)............................          (57)          -              -
  Vancouver Convention Centre Expansion Project................          (32)        (33)            30
  Other........................................................           (8)        (23)             2
                                                                       -----       -----          -----
    Total taxpayer-supported...................................           99         330            211
                                                                       -----       -----          -----
SELF-SUPPORTED CHANGES:
  BC Hydro.....................................................          (78)       (206)          (186)
  Other........................................................            4          (7)            35
                                                                       -----       -----          -----
    Total self-supported.......................................          (74)       (213)          (151)
                                                                       -----       -----          -----
TOTAL CHANGES..................................................           25         117             60
                                                                       -----       -----          -----
UPDATED CAPITAL SPENDING.......................................        2,959       3,050          2,948
                                                                       =====       =====          =====

-------------------------------------------------------------------------------

Total capital spending is forecast to be $3.0 billion in 2004/05, $3.1 billion in 2005/06 and $2.9 billion in 2006/07. These amounts are $25 million, $117 million and $60 million higher than the BUDGET 2004 projections (see Table 1.4 and Appendix Table A.12).

Taxpayer-supported capital spending is forecast to be:

o $99 million higher than budget in 2004/05 mainly due to an increased scope for existing projects and updated planning assumptions for education and health facilities, partially offset by lower spending on the Vancouver Convention Centre Expansion Project and reduced expenditures for government operating (ministry) capital;

o $330 million higher than projected in 2005/06 reflecting the updated capital spending plans of health authorities and post-secondary institutions, partially offset by lower spending on the Vancouver Convention Centre Expansion Project; and

o $211 million higher than projected in 2006/07 reflecting the updated capital spending plans of health authorities and post-secondary institutions and increased spending on the Vancouver Convention Centre Expansion Project delayed from previous years.

Self-supported commercial Crown corporation capital spending is forecast to be $74 million lower than budget in 2004/05, $213 million lower in 2005/06 and $151 million lower in 2006/07. These lower forecasts mainly reflect postponed capital expenditures for the Georgia Strait pipeline crossing and Vancouver Island generation projects. A final decision on these projects and revised capital requirements will be made after completion of the Call-for-Tender process to solicit proposals from the private sector for supplying Vancouver Island with additional power.


-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

16                         UPDATED FINANCIAL FORECAST
-------------------------------------------------------------------------------


Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Appendix Table A.13. Total spending for these projects over the next three years is forecast at $0.8 billion, down $0.4 billion from the BUDGET 2004 projections. The lower forecast mainly reflects postponed spending on the Georgia Strait pipeline crossing and Vancouver Island generation projects, partially offset by new power generation and transmission projects.

PROVINCIAL DEBT

The government and its Crown corporations borrow to finance their own operations, to finance construction of capital projects or other investments and to refinance maturing debt.

Total provincial debt is projected to total $37.2 billion at March 31, 2005 (24.7 per cent of provincial GDP), $37.5 billion at March 31, 2006 (23.9 per cent of GDP) and $37.3 billion at March 31, 2007 (22.8 per cent of GDP). These amounts are all significantly lower than the BUDGET 2004 projections (see Table
1.5 and Appendix Table A.14), mainly due to the higher expected revenues over the next three years and reduced cash needs in 2004/05.


TABLE 1.5       DEBT SUMMARY - CHANGES FROM BUDGET 2004
-------------------------------------------------------------------------------

($ millions)                                                                                2004/05        2005/06         2006/07
---------------------------------------------------------------------------------------------------------------------------------
BUDGET 2004 TOTAL DEBT.....................................................................  39,452         40,518          40,578
 TAXPAYER-SUPPORTED DEBT CHANGES:
 Opening balance adjustment................................................................    (487)1       (2,221)         (2,911)
 Government operating:
  Consolidated revenue fund:
  - Higher taxation revenue................................................................    (506)          (421)           (321)
  - Higher energy revenue..................................................................    (320)          (413)           (293)
  - Higher forestry revenue................................................................    (375)          (160)           (135)
  - Lower federal transfers................................................................     104            124             212
  - Other changes..........................................................................      (6)           (31)            (73)
  Early repayment of BC Ferry Services Inc. loan receivable................................    (427)             -               -
  Higher cash balances at the start of the year............................................     (76)             -               -
  Higher working capital requirements (equalization repayment schedule)....................       -            120             120
  Other working capital changes............................................................    (155)            14             (82)
  Reduced ministry minor capital purchases.................................................     (57)             -               -
 Education and health facilities (mainly capital financing requirements)...................     (27)           111              90
 Transportation (mainly working capital requirements)......................................    (134)           (50)            (12)
 BC Rail tax attributes indemnity..........................................................     255              -               -
 Other.....................................................................................     (10)            16             (10)
                                                                                             ------         ------          ------
    Total taxpayer-supported...............................................................  (2,221)        (2,911)         (3,415)
                                                                                             ------         ------          ------
 SELF-SUPPORTED DEBT CHANGES:
 Opening balance adjustment................................................................     4781          (202)           (429)
 BC Hydro changes in capital spending and working capital requirements.....................    (204)          (233)            369
 BC Rail debt - repayment of fiscal agency loan............................................    (477)             -               -
 Other.....................................................................................       1              6              (4)
                                                                                             ------         ------          ------
    Total self-supported...................................................................    (202)          (429)            (64)
                                                                                             ------         ------          ------
 FORECAST ALLOWANCE CHANGES................................................................     200            300             200
                                                                                             ------         ------          ------
TOTAL CHANGES..............................................................................  (2,223)        (3,040)         (3,279)
                                                                                             ------         ------          ------
UPDATED TOTAL DEBT.........................................................................  37,229         37,478          37,299
                                                                                             ======         ======          ======

-------------------------------------------------------------------------------
(1) March 31, 2004 year-end changes between the February 2004 budget forecast and the 2003/04 PUBLIC ACCOUNTS.
-------------------------------------------------------------------------------



-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

                           UPDATED FINANCIAL FORECAST                        17
-------------------------------------------------------------------------------


Total provincial debt includes a borrowing allowance to mirror the operating statement forecast allowance. The borrowing allowance has been changed from the original budgeted $100 million in 2004/05 to $300 million, to $400 million in 2005/06, and to $300 million in 2006/07. This borrowing forecast allowance is not cumulative - only the relevant year forecast allowance is included in the debt forecast for each of the fiscal years.

TAXPAYER-SUPPORTED DEBT

In 2004/05, taxpayer-supported debt is forecast to be $2.2 billion below budget and total $30.0 billion at year-end (19.9 per cent of GDP), due to:

o lower-than-forecast debt balances at the end of the 2003/04 fiscal year;

o higher-than-forecast taxation and natural resource revenues;

o early repayment of the BC Ferry Services loan receivable; and

o reduced working capital requirements.

The impact of the lower debt requirements will carry forward into 2005/06 and 2006/07 and will be enhanced by the stronger taxation and natural resource revenue forecasts in these years. The lower debt forecasts will be partially offset by lower federal equalization transfers and cash/accrual timing differences for health accord spending.

The debt forecast incorporates the current capital spending plan. However, the forecast does not include the Academic Ambulatory Care Centre or the Abbotsford Health and Cancer Centre projects as agreements with potential proponents had not been finalized when the first QUARTERLY REPORT forecast was completed. In addition, the debt forecast assumes that the expected surpluses will be fully applied to debt reduction. However, should the government allocate some of these surpluses to other areas, the debt forecast would change accordingly. Based on these assumptions, taxpayer-supported debt is projected to decline to $29.9 billion (19.1 per cent of GDP) at the end of 2005/06 and $29.4 billion (18.0 per cent of GDP) at the end of 2006/07.


SELF-SUPPORTED DEBT


In 2004/05 and 2005/06, self-supported debt is forecast to be $0.2 billion and $0.4 billion below budget respectively. This is mainly due to reduced working capital requirements and postponed capital spending for BC Hydro. These improvements will be partially offset in 2006/07 by additional cash requirements to support BC Hydro's operations. Self-supported debt is projected to total $7.0 billion at March 31, 2005, $7.2 billion at March 31, 2006 and $7.6 billion at March 31, 2007.


RISKS TO THE FISCAL PLAN


The main changes to the three-year fiscal plan risk profile described in the February 2004 budget are summarized below.

The major risks to the fiscal plan stem from changes to economic variables, including the economic growth of BC's trading partners, commodity prices (especially natural gas, lumber and electricity), exchange rate fluctuations and domestic demand in the province.



-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

18                         UPDATED FINANCIAL FORECAST
-------------------------------------------------------------------------------


Commodity prices for certain lumber and energy products may be near cyclical highs. The forecast assumes a graduated decline in prices to historical average levels over the term of the fiscal plan. However, commodity prices can be volatile and the fiscal plan faces a risk should they decline more sharply than projected. The increase in forecast allowance is intended to mitigate this risk.

In addition to the detailed description of ongoing risks to the fiscal plan found in the February budget document, other risks include:

o higher or lower-than-expected final personal and corporate income tax assessments for the 2003 taxation year, which could increase or decrease the forecast income tax bases in subsequent years; and

o the outcome of the softwood lumber dispute with the U.S. The NAFTA panel ruling of August 31, 2004 was favourable to the Canadian industry, thereby creating upside potential for revenue.

BC Hydro's net income is significantly affected by weather patterns, which can change both reservoir levels and demand for power, and in turn BC Hydro's energy costs for domestic consumption as well as electricity trade margins. As well, BC Hydro's results may be impacted by the outcome of its rate application to the BC Utilities Commission.

ICBC's claims review in May was based in large part on claims experience in the first four months of 2004. Actual experience during the remainder of the year may be different than expected, and could impact the projections for 2005 and 2006.

Currently, provincial premiers are seeking additional federal funding for health care. While the timing and amount of new federal contributions remain uncertain, B.C. would allocate new funds to health care, and there would be a negligible impact on the surplus.

Spending risks include:

o Utilization rates for government services such as health care or community social services.

o Potential costs for pending litigation.

o Actuarial valuations of vested and non-vested employee benefits in the SUCH sector. (The liability for health and social service sector employees was established in the government's financial statements in 2003/04. Currently, the government is conducting reviews of the potential liability in the education and post-secondary sectors.).

o Current trends in interest rates are resulting in lower debt service costs for the health and education programs as well as the rest of government. These could change in the event of unexpected developments in financial markets.

In addition, changes in accounting treatment or revised interpretations of generally accepted accounting principles could have impacts on the bottom line.



-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

                           UPDATED FINANCIAL FORECAST                        19
-------------------------------------------------------------------------------


                        BC RAIL INVESTMENT PARTNERSHIP UPDATE


TRANSACTION STATUS

In November 2003, the provincial government outlined the objectives and structure of the BC Rail investment partnership. BUDGET 2004 included a topic box outlining the financial details of the transaction, including the investments in jobs and opportunities that would result from the restructuring initiative.

At the time, the investment partnership was under review by the federal government's Competition Bureau and could not be concluded until the review was complete. The Competition Bureau completed its review and gave the go-ahead on July 2, 2004; and the partnership transaction concluded on July 14, 2004. As the review took longer than anticipated in the February budget, the transaction now occurs in the 2004/05 fiscal year instead of the prior year as was earlier expected.

FINANCIAL DEVELOPMENTS SINCE BUDGET 2004

During the period that the transaction was under review by the Competition Bureau, BC Rail's auditors reviewed the accounting treatment of the transaction and Standard and Poors finalized the valuations of the assets being transferred to CN. In addition, BC Rail's debt was repaid to government instead of into a debt defeasance with an external agency. These led to the following adjustments to the transaction, resulting in a $9 million increase to the transaction gain:

o $52 million of the transaction gain relates to the operating lease for the right of way and rail bed assets, and will be spread out over the term of the lease, instead of being booked at the time of the transaction.

o The value of the assets being transferred to CN is determined to be $8 million less than originally estimated.

o At the same time, the repayment of BC Rail's debt was made directly to government instead of being defeased with an external agency. The alternate approach resulted in $53 million savings on defeasance costs, and reduced government's borrowing requirements for the year, resulting in a modest reduction in total provincial debt and related interest expense.

As a result of these changes, the transaction gain is now estimated to be $191 million. However, the final amount of the gain will not be known until November when the accounting for the transaction is completed.

DISTRIBUTION OF PROCEEDS

In keeping with government's commitment to allocate the entire transaction gain to investing in northern communities and First Nations, the additional $9 million of transaction gain will be added to the funding that has already been announced.

In summary, the transaction gain will be distributed as follows:

o $135 million for the Northern Development Initiative;

o $15 million for the BC Rail First Nations Benefits Trust;

o $13 million contribution to LEGACIES NOW;

o $6 million invested in Asia Pacific Market Outreach initiatives and fuel cell research; and

o up to an additional $22 million for projects/initiatives to be identified once the transaction gain from the investment partnership has been finalized.

On July 22, 2004, BC Rail applied $510 million of the proceeds towards repayment of all loans outstanding from the province. Legislation will be introduced in October to effect the transfer of the remaining cash proceeds to the Province (except for $50 million to be retained by the corporation for its internal needs), and to create both the Northern Development Initiative and the BC Rail First Nations Benefits Trust. The legislation will authorize the payments to the initiatives identified above and transfer $200 million of the proceeds to the BC Transportation Financing Authority (BCTFA) transportation program.



-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

20                         UPDATED FINANCIAL FORECAST
-------------------------------------------------------------------------------


Some of the BCTFA funding will be used for program initiatives such as expansion of the Prince George Airport ($4 million) and development of the container terminal at the Port of Prince Rupert ($17.2 million). The BCTFA transfer represents the redistribution of cash from one part of the government reporting entity to another, and has no impact on the government's bottom line.

FINANCIAL COMPARISON TO BUDGET 2004

The cash proceeds and gross transaction value remain unchanged from the amounts reported in the February budget - i.e. cash proceeds of $1.0 billion and gross transaction value of $1.005 billion. However, the transaction gain and distribution of the proceeds are different.

TABLE 1:  IMPACT ON GOVERNMENT OPERATING STATEMENT
-------------------------------------------------------------------------------

                                                                  First
                                                      Budget    Quarterly
($ millions)                                           2004       Report
-------------------------------------------------------------------------
Gross transaction value.............................  1,005       1,005
LESS : Net book value of disposed assets............   (765)       (757)
       Deferred revenue.............................     (5)        (57)
                                                      ------      ------
Transaction gain....................................    235         191
Cost of debt repayment..............................    (53)          -
                                                      ------      ------
BC Rail net income after debt defeasance costs......    182         191
REINVESTMENT IN NORTHERN AND FIRST NATIONS
 COMMUNITIES
Northern Development Initiative.....................   (135)       (135)
BC Rail First Nations Benefits Trust................    (15)        (15)
LEGACIES NOW , Asia Pacific Market Outreach,
 fuel cell research and other initiatives...........    (32)        (41)
                                                      ------      ------
Total operating budget changes......................      0           0
                                                      ======      ======

Table 1 shows the changes since the February budget in how the gain has been determined and how the positive impact on BC Rail net income is offset by an equal amount of expenditures reinvested in northern and First Nations' communities.

IMPACT ON GOVERNMENT OPERATING STATEMENT


[GRAPHIC]



Table 2 outlines the changes in the disposition of the $1 billion cash proceeds. An additional $25 million has been left with BC Rail to cover transaction costs that could not be estimated at the time of the February budget, and to meet additional future requirements. The additional transaction costs have not impacted the gain, and at 5 per cent of the value of transaction, are within the norm for similar commercial transactions of this complexity.

TABLE 2:  DISPOSITION OF CASH PROCEEDS
-------------------------------------------------------------------------------

                                                                         First
                                                            Budget     Quarterly
($ millions)                                                 2004        Report
--------------------------------------------------------------------------------
Cash proceeds............................................... 1,000       1,000
Transaction costs/BCRC cash requirements....................   (25)        (50)
Proceeds used to repay BC Rail debt.........................  (532)       (510)
BCTFA multi-year capital program & cash available
 to reduce borrowing requirements...........................  (261)       (249)
Reinvestment in Northern and First Nations Communities
 and other initiatives......................................  (182)       (191)
                                                             ------      ------
                                                                 0           0
                                                             ======      ======

The province has provided a number of indemnities to CN with respect to the partnership. Most of the indemnities are a normal part of this type of commercial transaction. However, some of the indemnities are for tax attributes that added $255 million to the gross value of the transaction. Under generally accepted accounting principles, these indemnities were added to the government's financial statements as a non-cash debt guarantee that does not incur interest. This amount is now part of the total taxpayer-supported debt reported in the government's financial statements and forecasts. The other indemnities are reported as contingent liabilities in the notes to the Summary Financial Statements.


DISPOSITION OF CASH PROCEEDS


[GRAPHIC]





-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

PART TWO -- ECONOMIC REVIEW AND OUTLOOK(1)

First Quarterly Report 2004/05                                  September 2004


OVERVIEW

Economic growth in British Columbia is expected to be robust this year, reflecting solid employment gains, a recovery in exports, high commodity prices, sustained housing market activity and stronger retail sales. Charts
2.1 and 2.2 compare recent private sector forecasts for British Columbia with those made at budget time.

CHART 2.1   EVOLUTION OF 2004 GROWTH FORECASTS FOR BC

                                                      2004 FORECASTS BC REAL GDP PER CENT CHANGE
                         CUCBC     MINISTRY     GLOBAL     BANK OF    SCOTIABANK     ROYAL        TD        CIBC     CONFERENCE
                                  OF FINANCE   INSIGHT     MONTREAL                  BANK      ECONOMICS                BOARD
Budget 2004 (private
 sector average
  2.9 per cent) ......   2.4         2.8         3.3         2.7         3.0          2.9        3.0         3.0         2.9

First Quarterly Report
  (private sector
   average 3.0 per
    cent) ............   3.3         2.9         2.9         2.7         3.2           3.0       3.1         3.1         3.0

Sources: B.C. Ministry of Finance and various financial institutions

There has been little change in private sector forecasts for 2004 since the budget, with the main exception of the Credit Union Central of BC (CUCBC). CUCBC now has the highest forecast for BC after raising their economic outlook 0.9 percentage points from budget time, when they had the lowest forecast. The average of the eight private sector forecasters is 3.0 per cent in 2004 compared to 2.9 per cent at budget time.

Private sector forecasters also expect provincial economic growth to be stronger next year with private sector forecasts averaging 3.4 per cent, up from 3.3 per cent at the time of the budget.

The Ministry of Finance has also updated its economic outlook for British Columbia and is forecasting growth of 2.9 per cent for 2004 and 3.0 per cent for 2005. The updated forecast reflects the performance of provincial economic indicators to date as well as external factors including the performance of the Canadian and U.S. economies.

--------------------------------------
(1) Reflects informaton available as of September 1, 2004.


------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

22                       ECONOMIC REVIEW AND OUTLOOK
------------------------------------------------------------------------------

CHART 2.2   EVOLUTION OF 2005 GROWTH FORECASTS FOR BC

                                                      2004 FORECASTS BC REAL GDP PER CENT CHANGE
                         CUCBC     MINISTRY     GLOBAL     BANK OF    SCOTIABANK     ROYAL        TD        CIBC     CONFERENCE
                                  OF FINANCE   INSIGHT     MONTREAL                  BANK      ECONOMICS                BOARD
Budget 2004 (private
 sector average
  3.3 per cent) ......   2.8         3.1         3.6         3.3         3.2          3.4        3.3         3.4         3.0

First Quarterly Report
  (private sector
   average 3.4 per
    cent) ............   3.2         3.0         3.5         3.2         3.4           3.5       4.1         3.5         2.7

Sources: B.C. Ministry of Finance and various financial institutions

There is considerable uncertainty surrounding the durability of the U.S. economic recovery, which poses a risk to the economic outlook for Canada and British Columbia. The Ministry of Finance forecast includes prudent U.S. and Canada growth assumptions, resulting in a lower forecast of 3.0 per cent for the British Columbia economy compared to the private sector average of 3.4 per cent in 2005.

Indicators of economic performance so far in 2004 confirm that British Columbia is experiencing robust growth this year. The six major indicators shown in Table 2.1 rose in the April to June period with exports and housing starts showing particularly rapid growth in the quarter.

TABLE 2.1   BRITISH COLUMBIA ECONOMIC INDICATORS

------------------------------------------------------------------------------------------------
                                                                                 Year-to-Date
                                       Jan. to Mar. 2004    Apr. to Jun. 2004  Jan. to Jun. 2004
                                          change from          change from        change from
All data seasonally adjusted           Oct. to Dec. 2003    Jan. to Mar. 2004  Jan. to Jun. 2003
------------------------------------------------------------------------------------------------
                                                             Per cent change
Employment .........................         -0.4                 +0.4                +2.4
Manufacturing Shipments ............         +5.4                 +6.4                +9.7
Exports ............................         +2.9                +14.7                +5.5
Retail Sales .......................         +2.1                 +3.2                +5.6
Housing Starts .....................         +8.7                +12.8               +40.7
Non-Residential Building Permits ...        +17.7                 +3.5               +16.1
------------------------------------------------------------------------------------------------

EXTERNAL ENVIRONMENT

UNITED STATES AND CANADA


In the United States, real GDP rose 4.5 per cent on an annualized basis in the first quarter of this year and a more modest 2.8 per cent in the second quarter. The performance of several recent U.S. economic indicators signals that U.S. economic growth has softened.

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

                         ECONOMIC REVIEW AND OUTLOOK                        23
------------------------------------------------------------------------------

Labour market conditions in the U.S. remain disappointing, with stagnant job creation in recent months. High energy prices and weak job creation have hurt consumer confidence, causing consumer sentiment indices to fall in August. In addition, weak income growth and high levels of consumer debt are a concern for continued strength in consumer spending.

Dealer incentives have continued to drive auto sales in the U.S. Retail sales of autos are up 4.5 per cent year to date through July. Meanwhile, the housing market continues to be red hot, with housing starts up almost ten per cent in the first seven months of this year. However, rising interest rates and tapering demand could see a correction in the housing sector.

CHART   2.3   CONSENSUS REFLECTS SECOND THOUGHTS ON THE US RECOVERY


                                  [GRAPHIC]
         [LINECHART FORECAST ANNUAL PER CENT CHANGE IN 2004 REAL GDP]

Source: Consensus Economics

Expectations for U.S. economic growth in 2004 picked up in the second half of last year as forecasters expected a rebound in economic activity. After reaching a peak of 4.7 per cent in June, the Consensus Economics August survey reported a drop off in growth expectations to 4.4 per cent, reflecting soft economic data in recent months, including weaker than expected second quarter real GDP and much slower job growth. In addition, confidence in the durability of the economic recovery has waned due to high oil prices, expectations of higher interest rates and fiscal tightening.

While most analysts expect third quarter growth to be sluggish, there are two main views on the subsequent performance of the U.S. economy. One view, expressed by the Federal Reserve is that the recent weakness in economic indicators, such as employment, is a temporary "soft patch" and that the moderation in economic growth is mainly due to a temporary rise in energy prices. In their last policy statement the Fed stated, "The economy nevertheless appears poised to resume a stronger pace of expansion going forward."

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

24                       ECONOMIC REVIEW AND OUTLOOK
------------------------------------------------------------------------------

The second viewpoint is one of continued weakness in the U.S. economy resulting in a period of somewhat slower growth. Weak job creation, high energy prices, rising interest rates, tighter fiscal policy and the lingering twin deficits could all hamper a renewed acceleration of economic growth. The Ministry of Finance forecast is consistent with this view, assuming 4.1 per cent growth this year and 3.2 per cent for 2005. This is more prudent than the Consensus, reflecting the Ministry's view of the current balance of risks to the outlook.

CHART 2.4   US GDP ASSUMPTIONS

                                    US REAL GDP PER CENT CHANGE
                           BUDGET   FIRST QUARTERLY  BUDGET  FIRST QUARTERLY
                            2004        REPORT        2004       REPORT
Ministry of Finance ....    4.1          4.1          3.2         3.2
Consensus Economics ....    4.6          4.4          3.6         3.6

Sources: BUDGET 2004 and CONSENSUS ECONOMICS FORECAST (January and August
         2004 issues)

The Canadian economy has posted steady growth despite the softness in the United States. Canada has seen job gains of about 277 thousand year to date to July, all of which were full-time jobs. The unemployment rate has dropped to 7.3 per cent year to date to July, compared to 7.6 per cent over the same period in 2003.

High commodity prices and demand from the U.S. housing market continues to support a strong performance in the export sector. The housing sector in Canada remains a source of economic strength, with housing starts up 8.3 per cent in the first half of this year relative to the same period last year.

TABLE 2.2   FIRST QUARTERLY ECONOMIC FORECAST: KEY ASSUMPTIONS*

-------------------------------------------------------------------------------------------------------
                                                    2004                             2005
                                          ----------------------------     ----------------------------
                                          Budget       First Quarterly     Budget       First Quarterly
                                          Forecast     Forecast            Forecast     Forecast
-------------------------------------------------------------------------------------------------------
                                          Annual per cent change unless otherwise noted
Canada Real GDP ........................    2.7            2.6               3.0            3.0
U.S. Real GDP ..........................    4.1            4.1               3.2            3.2
Japan Real GDP .........................    1.5            4.0               1.0            1.8
Europe Real GDP ........................    1.5            1.5               2.5            2.0
U.S. Housing Starts ....................   -9.2            0.4              -4.8           -8.6
Canada 3-month Treasury Bill Rate.......    2.5            2.2               3.5            3.4
US cents / Canadian $ ..................   79.0           75.2              80.0           77.8
-------------------------------------------------------------------------------------------------------

* More details on the five-year outlook are available in Tables 2.6.1 through
2.6.5 at the end of Part Two.

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

                         ECONOMIC REVIEW AND OUTLOOK                        25
------------------------------------------------------------------------------

Forecasters downgraded their outlook for the Canadian economy during the first half of this year, as the effects of the rapid dollar appreciation worked through the economy and expectations of a high Canadian dollar continued. Growth expectations have stabilized recently, with Consensus Economics predicting economic growth this year of 2.9 per cent for the past three months.

Canadian GDP grew 3.0 per cent on an annualized basis in the first quarter of this year. In the second quarter, GDP posted annualized growth of 4.3 per cent. A surge in exports, continued strength in the housing market and robust investment in plant and equipment boosted economic growth. The Ministry of Finance forecast assumes annual growth of 2.6 per cent this year and 3.0 per cent in 2005.

The 2004 economic outlook for Japan has improved noticeably in recent months on the back of higher-than-expected January-to-March GDP results. Japanese growth is being led by the export sector, and supported by strengthening consumer demand. The Consensus Economics August survey predicted economic growth of 4.3 per cent in 2004, followed by 1.9 per cent in 2005.

FINANCIAL MARKETS

The Bank of Canada reduced its key target overnight rate three times by 25 basis points in the first four months of this year, lowering the rate to 2.0 per cent. Expectations of above potential growth in the second and third quarter as well as a rise in inflation have most analysts predicting several rate increases by year-end.

CHART 2.5   INTEREST RATES ARE FORECAST TO RISE


                                  [GRAPHIC]
         [LINECHART FORECAST FOR BANK OF CANADA AND U.S. 2001-2008]

Sources: Bank of Canada, U.S. Federal Reserve Bank, B.C. Ministry of Finance forecast.

The U.S. Federal Reserve Board has already raised its key interest rate twice this year to 1.5 per cent. Despite weakness in the job market, high oil prices and moderate growth the Federal Reserve appears willing to continue to raise rates as they see the current softness in the U.S. economy as temporary. In

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

26                       ECONOMIC REVIEW AND OUTLOOK
------------------------------------------------------------------------------

addition, many analysts have pointed out that the federal funds rate is still very low and remains in the range of stimulative monetary policy. The Fed has signaled that it would like interest rates to move to a more neutral range, which would give them more flexibility and policy options.

The Canadian dollar averaged 75.0 cents US so far in 2004, picking up in the past two months to average 76.2 cents US in August. The recent rise in the Canadian dollar has been much smaller and more gradual than the rapid appreciation seen in 2003 and therefore should not adversely impact economic growth.

OUTLOOK

The Ministry of Finance outlook assumes that the Bank of Canada begins raising its target overnight rate during the remainder of this year. The Bank of Canada is forecast to gradually raise the overnight target rate over the next two years until a neutral monetary policy setting is achieved.

The U.S. Federal Reserve Board is expected to raise the federal funds rate a total of 50 basis points by the end of 2004 to 2.0 per cent. Interest rates are forecast to rise steadily until 2007 when they stabilize at 5.0 per cent.

CHART 2.6   CANADIAN DOLLAR FORECAST LOWERED


                                 [GRAPHIC]
      [LINECHART FORECAST FOR BUDGET 2004 AND FIRST QUARTERLY REPORT]

                                  2004          2005          2006
1st Quarterly .............       75.2          77.8          78.0
Budget 2004 ...............       79.0          80.0          80.0

Sources: Bank of Canada and B.C. Ministry of Finance forecasts.

The strength of the Canadian economy, combined with high commodity prices, are expected to support the Canadian dollar to average 75.2 cents US in 2004. The dollar is expected to appreciate gradually to average 77.8 cents US next year. Table 2.3 shows that the Ministry of Finance exchange rate outlook is consistent with the average of six private sector forecasters.

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

                              ECONOMIC REVIEW AND OUTLOOK                  27
------------------------------------------------------------------------------

TABLE 2.3   PRIVATE SECTOR EXCHANGE RATE FORECASTS
------------------------------------------------------------------------------

Average annual exchange rate (US cents/Can $)             2004     2005
------------------------------------------------------------------------------
Global Insight ....................................       75.4     77.1
Nesbitt Burns .....................................       75.1     76.3
RBC Capital Markets* ..............................       74.9     78.4
Scotiabank* .......................................       75.1     80.3
TD Economics* .....................................       75.7     78.7
BMO ...............................................       75.2     76.1
AVERAGE (AS OF AUGUST 18, 2004) ...................       75.2     77.8
FIRST QUARTERLY REPORT FORECAST ...................       75.2     77.8
------------------------------------------------------------------------------

* End of period forecasts have been adjusted for consistency

COMMODITY MARKETS

Commodity prices have been strong in 2004, particularly lumber, energy and mineral prices. Lumber prices have been trending upwards this year and hit a peak of $465 US in the first week of May. For the first eight months of this year lumber prices averaged $410 US.

Increased demand and high oil prices have supported higher natural gas prices this year. Oil prices have been very high due to supply concerns, the geopolitical situation and strong demand. The West Texas Intermediate oil price has been above $40 US per barrel since mid-July and has averaged $38 US per barrel so far this year.

OUTLOOK

The average price of British Columbia exports of goods and services is expected to rise 4.7 per cent in 2004, mainly due to higher energy and wood prices. In 2005, the export price of goods and services is forecast to decline 1.5 per cent as commodity prices return to more historical trend levels.

CHART 2.7   LUMBER PRICES NEAR RECORD LEVELS

[GRAPHIC - LINE GRAPH OF LUMBER PRICES, 2000-2008]

  Source: Madison's Lumber Reporter
* Note: Beginning in April 2003, SPF 2x4 price includes $25 for freight costs. Previous prices have not been adjusted.


------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

28                       ECONOMIC REVIEW AND OUTLOOK
------------------------------------------------------------------------------

Natural gas prices are forecast to maintain somewhat higher levels than expected at the time of the budget. Increased North American demand will support natural gas prices over the medium term.

CHART 2.8   NATURAL GAS PRICE FORECAST HAS INCREASED

[GRAPHIC - LINE GRAPH OF NATURAL GAS PRICES, 2000-2008]

Source: B.C. Ministry of Energy and Mines


BRITISH COLUMBIA ECONOMIC FORECAST

The British Columbia economy is forecast to grow 2.9 per cent this year and 3.0 per cent in 2005. A pick-up in exports is expected to drive economic growth this year and remain a source of strength throughout the forecast period.

TABLE 2.4   FIRST QUARTERLY ECONOMIC FORECAST: KEY INDICATORS*
------------------------------------------------------------------------------

                                                        2004                                  2005
                                         --------------------------------       -------------------------------
                                         Budget 2004      First Quarterly       Budget 2004     First Quarterly
                                          Forecast           Forecast             Forecast        Forecast
-------------------------------------------------------------------------------------------------------------
                                        Annual per cent change unless otherwise noted
Real GDP ................................   2.8           2.9                     3.1             3.0
Nominal GDP .............................   4.6           5.6                     4.7             4.3
Employment ..............................   1.8           2.1                     1.8             1.9
Unemployment Rate .......................   7.9           7.7                     7.7             7.7
Net In-Migration ('000 persons) .........  28.7          32.5                    34.4            34.5
Personal Income .........................   4.0           3.8                     4.3             4.3
Corporate Pre-tax Profits ...............   6.8          17.2                     8.1             6.0
Housing Starts ('000s) ..................  26.9          31.0                    27.0            31.4
Retail Sales ............................   4.4           5.6                     4.9             4.7
-------------------------------------------------------------------------------------------------------------


* More details on the five-year outlook are available in Tables 2.6.1 through 2.6.5 at the end of Part Two.

The Ministry of Finance forecast of real GDP in 2004 has increased 0.1 percentage points to 2.9 per cent from the Budget 2004 outlook of 2.8 per cent. However, the outlook for current dollar (nominal) GDP has increased much more substantially from the budget forecast, rising from 4.6 per cent to the current outlook of 5.6 per cent in 2004 (see Table 2.4).


------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

                         ECONOMIC REVIEW AND OUTLOOK                        29
------------------------------------------------------------------------------

CHART 2.9   EXPORT PRICE OF GOODS AND SERVICES UP IN 2004

[GRAPHIC - CHART]

BC export price of goods and services
Per cent change


                                   2003          2004          2005          2006          2007          2008
-------------------------------------------------------------------------------------------------------------

Budget 2004 ....................    0.4          -1.3           0.5           1.1           1.4           1.5
First Quarterly Report .........   -1.2           4.7          -1.5          -0.9           0.8           1.4

Source: BC Ministry of Finance Forecast, historical data from Statistics Canada.

The increased strength in the economy is more apparent on the current dollar side than the real side due to two main factors.

First, prices for BC exports are much higher than previously forecast. The Ministry of Finance is currently forecasting growth of 4.7 per cent in the export price of goods and services in 2004, up from a decline of 1.3 per cent forecast at budget time (see Chart 2.9).

CHART 2.10   BC REAL AND NOMINAL GDP

[GRAPHIC - CHART]

BC Real and Nominal GDP
Difference from budget


                                                          2003        2004        2005        2006        2007        2008
--------------------------------------------------------------------------------------------------------------------------
Difference in real GDP from budget (1997 $billions) ....  0.9         1.0         0.9         0.8         0.8         0.8
Difference in nominal GDP from budget ($billions) ......  1.8         3.3         2.8         2.4         2.1         2.0

Source: BC Ministry of Finance Forecast, historical data from Statistics Canada.

Secondly, at $150 billion current dollar GDP in 2004 is expected to be $3.3 billion higher than the forecast at budget time of $147 billion (see Chart 2.10). The provincial economic accounts data for 2003 explains

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

30                         ECONOMIC REVIEW AND OUTLOOK
------------------------------------------------------------------------------

$1.8 billion of the increase, as this prior year adjustment is carried through to 2004. The remaining $1.5 billion change from budget is largely the result of higher commodity prices for 2004.

EXTERNAL TRADE

Exports from British Columbia have benefited from high commodity prices and the recovery in the U.S. economy this year. Wood exports have been driven up in 2004 by high lumber prices and the hot housing market in the U.S., despite the continuing softwood lumber tariffs. Tourism appears to be rebounding this year as well, with overseas visitors to BC up 20 per cent in the first half of this year relative to the same period in 2003, and nearly back to 2001 levels.

Values of international merchandise exports from British Columbia were up 5.5 per cent year to date through June. Forest products were the main contributor to export growth for the first half of this year, rising 15.7 per cent relative to the first six months of 2003. In other sectors, growth in mineral exports, agricultural shipments and plastics were partially offset by declines in energy and fish products. Energy exports declined 17.9 per cent over the first six months of this year compared to January through June of 2003.

CHART 2.11   EXPORTS REFLECT HIGH COMMODITY PRICES

[GRAPHIC - LINE GRAPH OF TOTAL EXPORTS, SEASONALLY ADJUSTED, 2000-2004]

Source: BC Stats

OUTLOOK

The outlook for 2004 is for continued strength in exports of both goods and services over the rest of this year. Strong demand from the U.S. housing market as well as high commodity prices will outweigh the negative factors of a higher Canadian dollar and the softwood lumber tariff. Real exports from British Columbia are forecast to rise 4.4 per cent in 2004 and 3.5 per cent the following year.

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

                         ECONOMIC REVIEW AND OUTLOOK                       31
------------------------------------------------------------------------------

LABOUR MARKET

 Despite a significant drop in February, employment posted growth of 2.5 per cent over the first seven months of this year and added almost 50,000 jobs to the BC economy. All of the employment gains were in full-time jobs, which increased by 60,600 jobs and were partially offset by a drop of 10,900 part-time jobs.

 Job gains over the first seven months of this year were concentrated in the construction and service industries such as accommodation and food services. These industries are expected to continue to contribute to job growth given the strong housing market and the rebound in the tourism sector.

CHART 2.12   EMPLOYMENT PICKS UP IN THE SECOND QUARTER

[GRAPHIC - LINE GRAPH OF JOBS, IN THOUSANDS, SEASONALLY ADJUSTED, 2000-2004]

Source: Statistics Canada

The unemployment rate was 7.6 per cent in the January to July period, down 0.6 percentage points from the same period in 2003. The labour force grew 1.8 per cent over the first seven months of this year, resulting in a drop in the unemployment rate as employment growth outpaced labour force growth.

Wages and salaries in BC rose 3.9 per cent in the January to June period of 2004 relative to the same period last year. This is slightly higher than the year to date growth for Canadian wages and salaries to June of 3.5 per cent.

OUTLOOK

Employment in British Columbia is expected to grow 2.1 per cent in 2004, adding nearly 43,000 jobs. Much of the strength this year is expected to be in the goods sector of the economy, particularly the construction industry. For 2005, the economy is forecast to create over 39,000 jobs for a 1.9 per cent increase in employment. The unemployment rate is expected to average 7.7 per cent in both 2004 and 2005.

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

32                         ECONOMIC REVIEW AND OUTLOOK
------------------------------------------------------------------------------

DEMOGRAPHIC DEVELOPMENTS

Following two quarters of net gain from other provinces, British Columbia saw a small net outflow of 250 people in the January to March period of 2004. International migration was up by 7,667 people for an overall net migration gain of 7,417 people in the first quarter of this year.

OUTLOOK

The forecast calls for British Columbia to gain 32,486 people this year on a net basis, as international migration declines slightly from the previous year and interprovincial migration picks up. In 2005, an increase in interprovincial migration to BC results in a rise in total net migration to 34,463 people.

DOMESTIC DEMAND

CONSUMER SPENDING AND HOUSING

Retail sales showed strong growth in the February to April period but have tapered off somewhat in recent months. Year to date through June retail sales are up 5.6 per cent. Low financing rates and the strong housing market supported sales of furniture and other household appliances as well as sales from hardware stores and garden centers during the first half of this year. Retail sales of autos and parts fell 0.4 per cent during the January to June period of 2004 relative to the same period last year.

CHART 2.13   RETAIL SALES

[GRAPHIC - LINE GRAPH OF TOTAL RETAIL SALES AND TOTAL RETAIL SALES EXCLUSING AUTOS AND PARTS, SEASONALLY ADJUSTED, 1997-2004]

Source: Statistics Canada and Ministry of Finance; seasonally adjusted

British Columbia housing starts hit a peak of 38,900 units in April of this year, and even though they have fallen off in subsequent months starts remain high in historical terms. For the first seven months of this year housing starts are 34 per cent higher than the same period last year, averaging over 32,000 units.

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

                         ECONOMIC REVIEW AND OUTLOOK                       33
------------------------------------------------------------------------------

OUTLOOK

 Retail sales are expected to grow at a brisk pace in the next two years, increasing 5.6 per cent in 2004 and growing 4.7 per cent in 2005. Housing starts are forecast to total 31,000 units for 2004 and 31,412 units in 2005. The gradual rise in interest rates and exhaustion of demand will slow the pace of housing start growth next year. The Ministry of Finance's forecast is similar to the Canadian Mortgage and Housing Corporation's August forecast of 31,700 units in 2004 and 32,400 units in 2005. However, the Ministry's forecast is lower than the Credit Union Central of BC's forecast of 32,400 units and 35,200 units in 2004 and 2005 respectively.

CHART 2.14   BC HOUSING STARTS REMAIN HIGH

[GRAPHIC - LINE GRAPH OF HOUSING STARTS, ANNUAL RATE 2001-2004,
SEASONALLY ADJUSTED]

Source: Statistics Canada

BUSINESS AND GOVERNMENT ACTIVITY

Along with general growth in the economy, business investment has picked up. Corporate profits rebounded from a decline in 2002 to post an increase of 12.4 per cent in 2003. Non-residential building permits are up 16.1 per cent in the first half of this year compared to the same period in 2003. Business incorporations are up 5.1 per cent in the January to March period of this year relative to the first three months of 2003. In addition, business bankruptcies continue to decline and have fallen 11.2 per cent year to date through May compared to the first five months of last year.

OUTLOOK

Corporate pre-tax profits are forecast to grow 17.2 per cent in 2004 before moderating to 6.0 per cent growth in 2005. Real business investment is expected to increase 7.7 per cent this year as confidence improves and the economy strengthens.

Real (inflation-adjusted) government expenditures for all levels of government (federal, provincial and local) are forecast to rise 1.2 per cent in 2004 and
1.3 per cent in 2005. Over the medium term government spending is expected to average growth of around 1.7 per cent.


------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

34                         ECONOMIC REVIEW AND OUTLOOK
------------------------------------------------------------------------------

INFLATION

Consumer price inflation averaged 1.9 per cent in the first seven months of 2004. Lower prices for consumer durables such as automobiles were somewhat offset by higher prices in the non-durables sector, reflecting higher energy prices. Inflation in British Columbia has roughly been keeping pace with Canada as a whole, which averaged 1.6 per cent year to date to July.

OUTLOOK

Inflation for BC is expected to average 2.3 per cent this year reflecting the continued effect of high energy prices through year-end, falling to 1.9 per cent in 2005 as energy prices moderate to trend levels. Over the medium term inflation is forecast to increase about 2.0 per cent per year, in line with the Bank of Canada's target range.

MEDIUM-TERM OUTLOOK

Over the medium term, both the U.S. and Canadian economies are expected to grow around 3.0 per cent per year. This is in line with estimates of potential output growth for these countries. The Japanese economy is expected to grow at half that pace over the medium term.

Economic growth in British Columbia is expected to follow a medium term trend of about 3.0 per cent, reflecting the economic strength of the province's major trading partners and continued growth in domestic economic activity.

British Columbia's population is forecast to grow about 1.1 per cent per year over the medium term, as more people move to the province from other parts of Canada and from other countries.

Detailed tables of the five-year outlook are provided at the end of Part Two (see Tables 2.6.1 through 2.6.5).

RISKS TO THE FORECAST

The economic outlook has both upside and downside risks associated with it. The most significant risks to the British Columbia economic outlook remain the strength of the U.S. economic recovery and the volatility of commodity prices. As a result, the economic outlook for the province includes prudent U.S. and Canadian growth assumptions for the current year and 2005.

The British Columbia economy could grow faster than forecast if:

o The soft patch being experienced by the U.S. economy ends quickly and the U.S. resumes a higher growth path.

o A resolution to the softwood lumber dispute is reached; alongside growing U.S. demand, this would provide an opportunity for further growth in British Columbia's forest industry.

o British Columbia business confidence and investment strengthen further; this would provide a base for stronger economic growth in the province.

------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

                         ECONOMIC REVIEW AND OUTLOOK                       35
------------------------------------------------------------------------------

o Interprovincial net in-migration strengthens significantly; this would generate additional demand for goods and services and boost economic growth.

o Visitors to BC increase as Vancouver gains further international recognition as a tourism destination through promotion of the 2010 Winter Olympics.

o The Canadian dollar and interest rates increase less than forecast.

Alternatively, the British Columbia economy could grow slower than forecast if:

o The recent weakness in U.S. growth reflects a sudden shift to a lower growth path.
o Commodity prices decline more sharply than forecast or become more volatile.
o The Canadian dollar movements become increasingly volatile or the dollar appreciates rapidly.
o Interest rates in the U.S. and Canada rise despite evidence of slowing economic growth.
o Geopolitical uncertainty in the U.S. accelerates due to events in the Middle East.


------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

36                          ECONOMIC REVIEW AND OUTLOOK
-------------------------------------------------------------------------------

TABLE 2.5    CURRENT ECONOMIC STATISTICS
-------------------------------------------------------------------------------

                                                                                      Year-to-Date
                                                          Latest Period                 Average
                                                      -------------------     -------------------------------
                                                                               2003       2004        Change
-------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA

LABOUR MARKET
Employment (s.a.(1), thousands) ...................   July          2,082      2,008      2,058          2.5%
Unemployment rate (s.a., per cent) ................   July            7.3        8.3        7.6          -0.6
Total net in-migration (persons) ..................   Jan.-Mar.     7,417      6,028      7,417         1,389
  Interprovincial (persons) .......................   Jan.-Mar.      (250)      (980)      (250)          730
  International (persons) .........................   Jan.-Mar.     7,667      7,008      7,667           659
Wages and salaries (s.a. $millions) ...............   June          5,681      5,408      5,620          3.9%
Average weekly wage rate ..........................   July            683        683        678         -0.7%

CONSUMER SECTOR
Retail sales (s.a., $ million) ....................   June          3,914      3,636      3,838          5.6%
Car and truck sales (s.a., units) .................   June         15,123     14,744     14,664         -0.5%
Housing starts (all areas, s.a., annual rate) .....   July         29,300     24,086     32,271         34.0%
Existing home sales (s.a.) ........................   July          7,739      7,489      8,292         10.7%
Building permits (s.a., $ millions) ...............   June          1,046        489        691         41.4%
B.C. consumer price index (annual per cent change)    July            2.4        2.5        1.9          -0.6

INDUSTRIAL ACTIVITY
Foreign merchandise exports (s.a., $ million) .....   June          2,779      2,409      2,541          5.5%
Manufacturing shipments (s.a., $ million) .........   June          3,493      3,079      3,378          9.7%
Lumber production (thousand cubic metres) .........   May           3,154      3,248      3,285          1.1%
Pulp and paper shipments (s.a, $ million) .........   June            610        629        634          0.7%
Copper production (million kg) ....................   June           18.3       19.8       18.6         -6.2%

TOURISM
Entries of U.S. and overseas residents (thousands)    June          640.8      607.3      618.1          1.8%
BC ferry passengers
  to/from Vancouver Island (thousands) ............   July          1,450        867        888          2.5%

COMMODITY PRICES
Lumber (U.S.$/thousand board feet) ................   August          457        248        410         65.6%
Pulp (U.S. $/tonne) ...............................   July            659        514        617         20.1%
Newsprint (U.S.$/tonne) ...........................   July            550        489        542         10.7%
Copper (U.S.$/lb.) ................................   July           1.28       0.75       1.24         65.1%

FINANCIAL DATA
Canadian dollar (U.S. cents) ......................   August         76.2       69.7       75.0          5.3
Canadian prime rate (per cent) ....................   August         3.75       4.78       3.91        -0.87
Canadian treasury bills (per cent) ................   August         2.14       2.99       2.08        -0.91
Treasury bill spread - Canada minus U.S. (per cent)   July           0.75       1.96       1.02        -0.94
------------------------------------------------------------------------------------------------------------

(1) s.a. - seasonally adjusted

-------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

                         ECONOMIC REVIEW AND OUTLOOK                         37
-------------------------------------------------------------------------------

TABLE 2.6.1    GROSS DOMESTIC PRODUCT:  BRITISH COLUMBIA AND CANADA
-------------------------------------------------------------------------------

                                                                                          Forecast
                                                                  ---------------------------------------------------------
                                              2002       2003        2004        2005        2006         2007       2008
---------------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA:
GROSS DOMESTIC PRODUCT
 AT MARKET PRICES:

- REAL (1997 $ MILLION; CHAIN-WEIGHTED)     128,151     130,914     134,750     138,748     142,825     147,192     151,577
  (% CHANGE) ..........................         2.4         2.2         2.9         3.0         2.9         3.1         3.0
- Current Dollar ($ million) ..........     135,552     142,418     150,431     156,872     163,740     171,237     179,396
  (% change) ..........................         2.7         5.1         5.6         4.3         4.4         4.6         4.8
- GDP Price Deflator (1997 = 100) .....       105.8       108.8       111.6       113.1       114.6       116.3       118.4
  (% change) ..........................         0.3         2.8         2.6         1.3         1.4         1.5         1.7
Real GDP Per Person
  (1997 $; chain-weighted) ............      31,143      31,572      32,206      32,835      33,448      34,091      34,715
  (% change) ..........................         1.5         1.4         2.0         2.0         1.9         1.9         1.8
Real GDP Per Employed Person
  (% change) ..........................         0.8        -0.4         0.8         1.0         0.9         1.0         1.1
Unit Labour Cost(1) (% change) ........         0.2         1.1         1.0         1.5         1.7         1.8         1.8

CANADA:
GROSS DOMESTIC PRODUCT
 AT MARKET PRICES:

- REAL (1997 $ BILLION; CHAIN-WEIGHTED)       1,075       1,096       1,124       1,159       1,193       1,229       1,266
  (% CHANGE) ..........................         3.4         2.0         2.6         3.0         3.0         3.0         3.0
- Current Dollar ($ billion) ..........       1,158       1,219       1,283       1,344       1,408       1,476       1,548
  (% change) ..........................         4.5         5.3         5.3         4.8         4.8         4.9         4.9
- GDP Price Deflator (1997 = 100) .....       107.8       111.2       114.1       116.0       118.0       120.1       122.2
  (% change) ..........................         1.0         3.2         2.6         1.7         1.7         1.8         1.8
Real GDP Per Person (1997 $) ..........      34,265      34,662      35,229      35,979      36,752      37,566      38,399
  (% change) ..........................         2.3         1.2         1.6         2.1         2.1         2.2         2.2
Real GDP Per Employed Person
  (% change) ..........................         1.2        -0.1         0.7         1.2         1.2         1.4         1.7

(1) Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.
---------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                     FIRST QUARTERLY REPORT 2004/05

38                          ECONOMIC REVIEW AND OUTLOOK
-------------------------------------------------------------------------------

TABLE 2.6.2    COMPONENTS OF BRITISH COLUMBIA REAL GDP AT MARKET PRICES
-------------------------------------------------------------------------------

                                                                               Forecast
                                                            --------------------------------------------------
                                        2002       2003       2004       2005       2006       2007       2008
--------------------------------------------------------------------------------------------------------------
                                                            1997$ billion; chain-weighted
Personal Expenditure on
  Goods and Services ..........         83.0       85.7       88.0       90.7       93.2       96.0       98.8
    (% change) ................          3.1        3.2        2.7        3.1        2.8        3.0        2.9
  - Goods .....................         36.1       36.6       37.5       38.7       39.8       40.9       42.1
    (% change) ................          4.0        1.5        2.5        3.0        2.8        2.9        2.8
  - Services ..................         47.0       49.1       50.5       52.0       53.5       55.1       56.7
    (% change) ................          2.4        4.5        2.8        3.1        2.8        3.0        3.0
Government Current Expenditures
   on Goods and Services ......         25.1       25.5       25.8       26.2       26.7       27.1       27.6
    (% change) ................          2.1        1.7        1.2        1.3        1.9        1.7        1.7
Investment in Fixed Capital ...         25.0       27.0       29.1       30.4       31.8       33.4       35.2
    (% change) ................         -0.9        8.1        7.7        4.5        4.5        5.2        5.3
FINAL DOMESTIC DEMAND .........        133.2      138.2      142.7      147.0      151.4      156.2      161.1
    (% CHANGE) ................          2.1        3.8        3.3        3.0        3.0        3.2        3.2
Exports Goods & Services ......         56.6       56.9       59.4       61.5       63.4       65.5       67.8
    (% change) ................         -0.1        0.5        4.4        3.5        3.1        3.4        3.6
Imports Goods & Services ......         61.9       64.6       67.6       69.7       71.8       74.0       76.5
    (% change) ................          0.7        4.3        4.8        3.1        2.9        3.2        3.3
Inventory Change ..............          0.4        0.7        0.5        0.4        0.5        0.4        0.3
Statistical Discrepancy .......          0.0       -0.1       -0.1       -0.1       -0.1       -0.1       -0.1
REAL GDP AT MARKET PRICES .....        128.2      130.9      134.8      138.8      142.8      147.2      151.6
    (% CHANGE) ................          2.4        2.2        2.9        3.0        2.9        3.1        3.0
--------------------------------------------------------------------------------------------------------------


TABLE 2.6.3    COMPONENTS OF NOMINAL INCOME AND EXPENDITURE
-------------------------------------------------------------------------------

                                                                                           Forecast
                                                                      ---------------------------------------------------
                                                   2002       2003       2004       2005       2006      2007        2008
-------------------------------------------------------------------------------------------------------------------------
Labour Income(1) ($ million) ...............     72,790     75,334     78,286     81,816     85,613    89,797      94,149
   (% change) ..............................        3.9        3.5        3.9        4.5        4.6       4.9         4.8
Personal Income ($ million) ................    111,852    114,547    118,935    124,033    129,649    135,571    141,715
   (% change) ..............................        1.8        2.4        3.8        4.3        4.5       4.6         4.5
Corporate Profits Before Taxes ($ million)..     10,563     11,878     13,925     14,755     15,333    15,801      16,527
   (% change) ..............................       -5.8       12.4       17.2        6.0        3.9       3.1         4.6
Retail Sales ($ million) ...................     42,906     44,034     46,500     48,707     50,953    53,346      55,824
   (% change) ..............................        6.3        2.6        5.6        4.7        4.6       4.7         4.6
Housing Starts .............................     21,625     26,174     31,000     31,412     30,953    30,569      31,131
   (%change) ...............................       25.5       21.0       18.4        1.3       -1.5      -1.2         1.8
Residential Investment(2) ($ million) ......      9,012     10,758     11,832     12,400     12,973    13,828      14,848
   (% change) ..............................       19.6       19.4       10.0        4.8        4.6       6.6         7.4
B.C. Consumer Price Index (1992 = 100) .....      117.9      120.4      123.2      125.5      128.0     130.7       133.3
   (% change) ..............................        2.3        2.1        2.3        1.9        2.0       2.1         2.0

(1) Domestic basis; wages, salaries and supplementary labour income.
(2) Includes renovations and improvements.

-------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

                      ECONOMIC REVIEW AND OUTLOOK                            39
-------------------------------------------------------------------------------

TABLE 2.6.4    LABOUR MARKET INDICATORS
-------------------------------------------------------------------------------


                                                                                         Forecast
                                                                      -----------------------------------------------
                                                 2002      2003         2004      2005     2006       2007      2008
---------------------------------------------------------------------------------------------------------------------
Population (on July 1) (000's) ..............       4,115     4,147     4,184     4,226     4,270     4,318     4,366
  (% change) ................................         0.9       0.8       0.9       1.0       1.1       1.1       1.1
Labour Force Population, 15+ Years (000's) ..       3,325     3,366     3,416     3,465     3,516     3,568     3,619
  (% change) ................................         1.4       1.2       1.5       1.4       1.5       1.5       1.4
Net In-Migration
  - International(1).........................      27,576    27,251    25,486    25,463    26,500    28,085    28,364
  - Interprovincial .........................      -7,117     2,094     7,000     9,000    12,000    14,000    14,588
  - Total ...................................      20,459    29,345    32,486    34,463    38,500    42,085    42,952
Participation Rate(2) (%) ...................        64.9      65.4      65.5      65.8      66.0      66.2      66.3
Labour Force (000's) ........................       2,158     2,202     2,238     2,280     2,322     2,363     2,401
  (% change) ................................         2.6       2.1       1.6       1.9       1.8       1.8       1.6
Employment (000's) ..........................       1,973     2,023     2,066     2,105     2,148     2,192     2,232
  (% change) ................................         1.6       2.5       2.1       1.9       2.0       2.0       1.8
- Goods Sector Employment (000's) ...........         387       408       428       444       458       471       481
  (% change) ................................         1.7       5.7       4.7       3.8       3.1       2.9       2.1
- Service Sector Employment (000's) .........       1,587     1,615     1,638     1,661     1,690     1,720     1,751
  (% change) ................................         1.6       1.8       1.4       1.4       1.7       1.8       1.8
Unemployment Rate (%) .......................         8.5       8.1       7.7       7.7       7.5       7.2       7.1
---------------------------------------------------------------------------------------------------------------------

(1) International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

(2) Percentage of the population 15 years of age and over in the labour force.


-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

40                      ECONOMIC REVIEW AND OUTLOOK
-------------------------------------------------------------------------------

TABLE 2.6.5    MAJOR ECONOMIC ASSUMPTIONS
-------------------------------------------------------------------------------


                                                                                           Forecast
                                                                      ------------------------------------------------------
                                                 2002       2003        2004      2005     2006       2007         2008
----------------------------------------------------------------------------------------------------------------------------
REAL GDP (BILLIONS)
Canada (1997 $; chain-weighted) .......         1,075       1,096       1,124       1,159       1,193      1,229       1,266
(% change) ............................           3.4         2.0         2.6         3.0         3.0        3.0         3.0
U.S.A. (1996 U.S.$; chain-weighted) ...        10,075      10,381      10,811      11,152      11,492     11,831      12,188
(% change) ............................           1.9         3.0         4.1         3.2         3.0        3.0         3.0
Japan (1990 Yen) ......................       533,256     546,582     568,203     578,274     586,990    595,550     604,533
(% change) ............................          -0.3         2.5         4.0         1.8         1.5        1.5         1.5
Europe(1) (% change) ..................           0.9         0.5         1.5         2.0         2.5        2.5         2.5

HOUSING STARTS(2) (000'S)
Canada ................................           205         218         220         191         181        181         181
(% change) ............................          26.0         6.5         0.6       -13.1        -5.0        0.0         0.0
U.S.A .................................         1,710       1,853       1,860       1,700       1,650      1,600       1,600
(% change) ............................           6.8         8.3         0.4        -8.6        -2.9       -3.0         0.0
Japan .................................         1,151       1,160       1,180       1,180       1,150      1,150       1,150
(% change) ............................          -1.9         0.8         1.7         0.0        -2.5        0.0         0.0

CONSUMER PRICE INDEX
Canada (1992=100) .....................          119.0      122.3       124.6       126.7       129.2      131.8       134.4
(% change) ............................           2.2         2.8         1.9         1.7         2.0        2.0         2.0

CANADIAN INTEREST RATES (%)
3-Month Treasury Bills ................           2.6         2.9         2.2         3.4         4.6        5.0         5.0
Long-Term Government Bonds (10 year) ..           5.3         4.8         4.8         5.5         5.9        6.0         6.0

UNITED STATES INTEREST RATES (%)
3-Month Treasury Bills ................           1.6         1.0         1.4         3.1         4.4        5.0         5.0
Long-Term Government Bonds (10 year) ..           4.6         4.0         4.5         5.4         5.9        6.0         6.0

EXCHANGE RATE (U.S. CENTS / CANADIAN $)          63.7        71.4        75.2        77.8        78.0       78.0        78.0

BRITISH COLUMBIA GOODS AND SERVICES
  EXPORT PRICE DEFLATOR (% CHANGE) ....          -5.2        -1.2         4.7        -1.5        -0.9        0.8         1.4

----------------------------------------------------------------------------------------------------------------------------

(1) Euro zone (12) is Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal and Spain.

(2) British Columbia housing starts appear in Table 2.6.3.


-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

                                                                             41
-------------------------------------------------------------------------------
APPENDIX: FINANCIAL RESULTS
          FOR THE THREE MONTHS ENDED JUNE 30, 2004

          UPDATED FINANCIAL PLAN
          FOR THE THREE YEARS 2004/05 - 2006/07

First Quarterly Report 2004/05                                   September 2004


                THREE MONTHS ENDED JUNE 30, 2004 AND 2004/05 FULL-YEAR FORECAST
TABLE A.1       2004/05 Operating Statement
TABLE A.2       2004/05 Revenue by Source
TABLE A.3       2004/05 Expense by Ministry, Program and Agency
TABLE A.4       2004/05 Capital Spending
TABLE A.5       2004/05 Provincial Debt

                UPDATED FINANCIAL PLAN: 2004/05 - 2006/07
TABLE A.6       Revenue by Source
TABLE A.7       Revenue Assumptions - Changes from BUDGET 2004
TABLE A.8       Expense by Ministry, Program and Agency
TABLE A.9       Expense Assumptions - Changes from BUDGET 2004
TABLE A.10      Expense by Function
TABLE A.11      Full-Time Equivalents
TABLE A.12      Capital Spending
TABLE A.13      Capital Expenditure Projects Greater Than $50 Million
TABLE A.14      Debt Summary
TABLE A.15      Statement of Financial Position


-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

42                                  APPENDIX
-------------------------------------------------------------------------------

TABLE A.1   2004/05 OPERATING STATEMENT
-------------------------------------------------------------------------------

                                                      Year-to-Date to June 30                            Full Year
                                             -------------------------------------    -------------------------------------------
                                                     2004/05                                      2004/05
                                           ----------------------------    Actual     ------------------------------     Actual
($ millions)                                Budget   Actual    Variance  2003/04(1)   Budget    Forecast    Variance   2003/04(1)
---------------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED PROGRAMS AND AGENCIES:
 Revenue ........................        6,916      7,247        331     6,813     28,505  (2)   29,417        912     27,093
 Expense ........................       (7,799)    (7,515)       284    (7,457)   (30,377) (2)  (30,585)      (208)   (29,976)
                                        --------  ----------  -------  --------  -------------  ----------  --------  -----------
  TAXPAYER-SUPPORTED BALANCE ....         (883)      (268)       615      (644)    (1,872)       (1,168)       704     (2,883)
 Commercial Crown corporation
 net earnings ...................          419        485         66       428      2,072         2,333        261      1,894
                                        --------  ----------  -------  --------  -------------  ----------  --------  -----------
 SURPLUS (DEFICIT) BEFORE FORECAST
 ALLOWANCE ......................         (464)       217        681      (216)       200         1,165        965       (989)
 Forecast allowance .............          --         --         --        --         (100)         (300)      (200)      --
                                        --------  ----------  -------  --------  -------------  ----------  --------  -----------
SURPLUS (DEFICIT) ...............         (464)       217        681      (216)       100           865        765       (989)
                                        ========  ==========  =======  ========  =============  ==========  ========  ===========
---------------------------------------------------------------------------------------------------------------------------------

(1) Commercial Crown corporation net earnings for 2003/04 have been restated to reflect an accounting policy change affecting BC Hydro. The impact is a $13 million increase ($4 million for the year to date results) in revenue resulting in an equivalent reduction in the deficit for the year.

(2) Includes additional $148 million federal Health Accord and 2004 Public Health and Immunization Trust funding finalized after BUDGET 2004.


-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

                                   APPENDIX                                  43
-------------------------------------------------------------------------------

TABLE A.2   2004/05 REVENUE BY SOURCE
-------------------------------------------------------------------------------

                                                 Year-to-Date to June 30                          Full Year
                                           --------------------------------------    ---------------------------------------
                                                      2004/05               Actual             2004/05               Actual
                                           -----------------------------             ----------------------------
    ($ millions)                           Budget(1)   Actual   Variance  2003/04(2) Budget(1) Forecast  Variance  2003/04(2)
----------------------------------------------------------------------------------------------------------------------------
TAXATION
  Personal income ......................     1,233     1,223        (10)     1,149     5,005     5,080         75      4,877
  Corporation income ...................       236       238          2        221       893     1,066        173        775
  Social service .......................     1,052     1,061          9        972     4,156     4,211         55      4,001
  Fuel .................................       228       220         (8)       213       891       891       --          875
  Tobacco ..............................       174       179          5        157       676       676       --          647
  Property .............................       411       409         (2)       387     1,655     1,648         (7)     1,576
  Property transfer ....................       119       173         54        121       432       600        168        518
  Other ................................       123       153         30        114       477       518         41        539
                                           --------   -------   --------    -------  --------  --------    -------   -------
                                             3,576     3,656         80      3,334    14,185    14,690        505     13,808
                                           --------   -------   --------    -------  --------  --------    -------   -------
NATURAL RESOURCES
  Natural gas royalties ................       310       389         79        369     1,213     1,416        203      1,230
  Columbia River Treaty ................        46        63         17         50       215       290         75        230
  Other energy and minerals ............       129       144         15        117       603       645         42        878
  Forests ..............................       118       162         44        166       999     1,374        375      1,007
  Water and other resources ............        95        75        (20)        73       402       403          1        308
                                           --------   -------   --------    -------  --------  --------    -------   -------
                                               698       833        135        775     3,432     4,128        696      3,653
                                           --------   -------   --------    -------  --------  --------    -------   -------
OTHER REVENUE
  Medical Services Plan premiums .......       350       349         (1)       369     1,398     1,398       --        1,409
  Post-secondary education fees ........       143       135         (8)       140       713       808         95        781
  Other health care-related fees .......        49        47         (2)        48       195       191         (4)       222
  Motor vehicle licences and permits ...        91        95          4         92       370       376          6        363
  Other fees and licences ..............       252       249         (3)       192       852       772        (80)       765
  Investment earnings ..................       201       198         (3)       217       826       753        (73)       687
  Sales of goods and services ..........       116       123          7        127       681       683          2        629
  Miscellaneous ........................       327       462        135        433     1,359     1,295        (64)     1,157
                                           --------   -------   --------    -------  --------  --------    -------   -------
                                             1,529     1,658        129      1,618     6,394     6,276       (118)     6,013
                                           --------   -------   --------    -------  --------  --------    -------   -------
CONTRIBUTIONS FROM THE FEDERAL
  GOVERNMENT(3)
  Health and social transfers ..........       841       841       --          744     3,372     3,538        166      3,044
  Equalization .........................       101       111         10        169       402        39       (363)      (330)
  Other federal contributions ..........       171       148        (23)       173       720       746         26        905
                                           --------   -------   --------    -------  --------  --------    -------   -------
                                             1,113     1,100        (13)     1,086     4,494     4,323       (171)     3,619
                                           --------   -------   --------    -------  --------  --------    -------   -------
TAXPAYER-SUPPORTED PROGRAMS AND
  AGENCIES .............................     6,916     7,247        331      6,813    28,505    29,417        912     27,093
                                           --------   -------   --------    -------  --------  --------    -------   -------
COMMERCIAL CROWN CORPORATION
  NET INCOME
BC Hydro (before RSA/Heritage Contract
  transfers) ...........................        37         8        (29)      --         388       276       (112)        90
Liquor Distribution Branch .............       183       189          6        175       760       760       --          724
BC Lotteries (net of payments to
  the federal government) ..............       174       176          2        169       842       842       --          719
BC Rail(4) .............................         5        27         22         12        29       237        208         51
ICBC(5) ................................        20        85         65         72        52       218        166        302
Other ..................................      --        --         --         --           1      --           (1)         8
                                           --------   -------   --------    -------  --------  --------    -------   -------
                                               419       485         66        428     2,072     2,333        261      1,894
                                           --------   -------   --------    -------  --------  --------    -------   -------
TOTAL REVENUE ..........................     7,335     7,732        397      7,241    30,577    31,750      1,173     28,987
                                           --------   -------   --------    -------  --------  --------    -------   -------
                                           --------   -------   --------    -------  --------  --------    -------   -------

-------------------------------------------------------------------------------
(1)$226 million budgeted as health-care related fees has been reclassified as miscellaneous revenue. This reclassification has no impact on total budgeted revenue or the budget bottom-line.

(2)BC Hydro's earnings for 2003/04 have been restated to reflect an accounting policy change for asset retirement obligations. The impact is a $13 million increase ($4 million for the year to date results) in BC Hydro earnings and therefore total government revenue.

(3)Includes additional $148 million federal Health Accord and 2004 Public Health and Immunization Trust funding finalized after BUDGET 2004.

(4)The year to date figures reflect BC Rail's budget and results for the April to June period. The full-year forecast represents BC Rail's earnings during government's fiscal year. On BC Rail's fiscal year basis (December), the outlook is - 2004 (budget): $211 million; 2004 (forecast): $246 million.

(5)The year to date figures reflect ICBC's budget and results for the April to June period. The full-year forecast represents ICBC's earnings during government's fiscal year. On ICBC's fiscal year basis (December), the outlook is - 2004 (budget): $52 million; 2004 (forecast): $252 million.

-------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2004/05

44                                APPENDIX
-------------------------------------------------------------------------------

TABLE A.3   2004/05 EXPENSE BY MINISTRY, PROGRAM AND AGENCY
-------------------------------------------------------------------------------

                                                          Year-to-Date to June 30                        Full Year
                                                  --------------------------------------  ----------------------------------------
                                                             2004/05            Actual              2004/05              Actual
                                                  ----------------------------            ----------------------------
($ millions)                                      Budget(1)   Actual  Variance 2003/04(1) Budget(1) Forecast  Variance  2003/04(1)
----------------------------------------------------------------------------------------------------------------------------------
Advanced Education ..............................      464       457        (7)      437     1,899     1,899      --       1,897
Education .......................................    1,423     1,401       (22)    1,382     4,943     4,891       (52)    4,787
Health Services(2) ..............................    2,757     2,737       (20)    2,677    10,706    10,706      --      10,453
                                                  --------    ------     ------   ------   -------   -------    -------  ---------
                                         Subtotal    4,644     4,595       (49)    4,496    17,548    17,496       (52)   17,137
                                                  --------    ------     ------   ------   -------   -------    -------  ---------
Office of the Premier ...........................       11         9        (2)        8        44        44      --          50
Agriculture, Food and Fisheries .................       17        10        (7)       13        45        45      --          79
Attorney General ................................      132       130        (2)      120       489       489      --         520
Children and Family Development .................      393       375       (18)      391     1,555     1,555      --       1,591
Community, Aboriginal and Women's Services ......       73        69        (4)      115       333       333      --         460
Energy and Mines ................................       17        15        (2)       15        64        64      --          77
Finance .........................................        9         8        (1)       16        46        46      --          53
Forests .........................................       98       125        27        93       530       650       120       839
Human Resources .................................      331       321       (10)      348     1,301     1,301      --       1,394
Management Services .............................       15        14        (1)       35        61        61      --          61
Provincial Revenue ..............................       12        11        (1)       10        52        52      --          49
Public Safety and Solicitor General .............      126       123        (3)      128       503       503      --         599
Skills Development and Labour ...................        4         4      --           4        19        19      --          20
Small Business and Economic Development .........       86        81        (5)       85       143       143      --         245
Sustainable Resource Management .................      100        95        (5)       22       281       241       (40)       91
Transportation ..................................      200       194        (6)      206       811       811      --         820
Water, Land and Air Protection ..................       30        29        (1)       28       148       148      --         129
                                                  --------    ------     ------   ------   -------   -------    -------  ---------
                                         Subtotal    1,654     1,613       (41)    1,637     6,425     6,505        80     7,077
                                                  --------    ------     ------   ------   -------   -------    -------  ---------
  TOTAL MINISTRIES AND OFFICE OF THE PREMIER ....    6,298     6,208       (90)    6,133    23,973    24,001        28    24,214
Legislation .....................................       11        10        (1)       10        46        46      --          41
Officers of the Legislature .....................        7         5        (2)        5        27        27      --          23
BC Family Bonus .................................       20        19        (1)       21        59        59      --          80
Management of public funds and debt .............      196       175       (21)      193       800       727       (73)      738
Government restructuring (ministries) ...........     --        --        --        --        --        --        --         168
Contingencies and new programs ..................     --        --        --        --         240       240      --        --
Other appropriations ............................        9         8        (1)       11        12        12      --          14
                                                  --------    ------     ------   ------   -------   -------    -------  ---------
                                         Subtotal    6,541     6,425      (116)    6,373    25,157    25,112       (45)   25,278
BC Rail investment partnership ..................     --        --        --        --        --         391       391      --
                                                  --------    ------     ------   ------   -------   -------    -------  ---------
  CONSOLIDATED REVENUE FUND EXPENSE .............    6,541     6,425      (116)    6,373    25,157    25,503       346    25,278
  LESS: GRANTS TO AGENCIES AND OTHER
   INTERNAL TRANSFERS:
   Taxpayer-supported Crown
    corporations and agencies ...................     (236)     (253)      (17)     (279)     (735)   (1,019)     (284)     (947)
   School districts .............................   (1,242)   (1,229)       13    (1,271)   (4,314)   (4,283)       31    (4,219)
   Universities .................................     (204)     (196)        8      (193)     (817)     (806)       11      (861)
   Colleges, university colleges and institutes .     (193)     (187)        6      (199)     (772)     (730)       42      (880)
   Health authorities and hospital societies ....   (1,728)   (1,885)     (157)   (1,785)   (6,912)   (7,070)     (158)   (7,319)
   CFD governance authorities ...................     --          (1)       (1)       (1)     --          (3)       (3)       (3)
  ADD: Expenses recovered from
   external entities ............................      392       337       (55)      375     1,569     1,519       (50)    1,538
                                                  --------    ------     ------   ------   -------   -------    -------  ---------
                                                     3,330     3,011      (319)    3,020    13,176    13,111       (65)   12,587
TAXPAYER-SUPPORTED CROWN CORPORATIONS
  AND AGENCIES (NET OF ADJUSTMENTS) .............      476       455       (21)      445     1,904     1,867       (37)    2,111
SUCH SECTOR AND REGIONAL AUTHORITIES:
   School districts .............................    1,280     1,294        14     1,254     4,446     4,542        96     4,371
   Universities .................................      484       549        65       448     1,935     2,022        87     1,899
   Colleges, university colleges and institutes .      329       308       (21)      301     1,318     1,355        37     1,299
   Health authorities and hospital societies ....    1,900     1,897        (3)    1,988     7,598     7,684        86     7,706
   CFD governance authorities ...................     --           1         1         1      --           4         4         3
                                                  --------    ------     ------   ------   -------   -------    -------  ---------
                                                     3,993     4,049        56     3,992    15,297    15,607       310    15,278
                                                  --------    ------     ------   ------   -------   -------    -------  ---------
TOTAL TAXPAYER-SUPPORTED EXPENSE ................    7,799     7,515      (284)    7,457    30,377    30,585       208    29,976
                                                  --------    ------     ------   ------   -------   -------    -------  ---------
                                                  --------    ------     ------   ------   -------   -------    -------  ---------

-------------------------------------------------------------------------------
(1)Budget amounts and prior year comparative figures have been restated to reflect government's current organization and accounting policies.

(2)Includes additional $148 million federal Health Accord and 2004 Public Health and Immunization Trust funding finalized after BUDGET 2004.

-------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2004/05

              APPENDIX                                                       45
-------------------------------------------------------------------------------

TABLE A.4   2004/05 CAPITAL SPENDING
-------------------------------------------------------------------------------

                                                    Year-to-Date to June 30                            Full Year
                                             ---------------------------------------     ----------------------------------------
                                                      2004/05                Actual               2004/05                  Actual
                                             ----------------------------                -----------------------------
($ millions)                                 Budget    Actual   Variance     2003/04     Budget   Forecast   Variance     2003/04
-------------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED
  Education ..............................     151        171         20         181        604        776        172         831
  Health(1) ..............................      82         84          2         135        326        350         24         420
  BC Transportation Financing Authority ..      86        111         25          58        500        477        (23)        370
  Rapid Transit Project 2000(1) ..........       5          4         (1)          7         19         18         (1)         14
  Vancouver Convention and Exhibition
    Centre expansion .....................       8         14          6          32         70         38        (32)         44
  Columbia River power projects(2) .......    --         --         --          --           90         92          2        --
  Government operating (ministries) ......      40          9        (31)         12        257        200        (57)        185
  Other(3) ...............................      19         17         (2)         12         77         91         14          19
                                             -----     ------     -------    -------    -------   --------    --------    -------
  TOTAL TAXPAYER-SUPPORTED ...............     391        410         19         437      1,943      2,042         99       1,883
                                             -----     ------     -------    -------    -------   --------    --------    -------
SELF-SUPPORTED
  BC Hydro ...............................     186        135        (51)        132        821        743        (78)        636
  BC Rail ................................       2         11          9          10         17         33         16          33
  Columbia River power projects(2) .......      16         14         (2)         24       --         --         --           100
  ICBC(4) ................................      10          7         (3)          5         66         42        (24)         26
  BC Lotteries ...........................      21         17         (4)         17         75         87         12          49
  Liquor Distribution Branch .............       3       --           (3)          1         12         12       --             2
                                             -----     ------     -------    -------    -------   --------    --------    -------
  TOTAL SELF-SUPPORTED ...................     238        184        (54)        189        991        917        (74)        846
                                             -----     ------     -------    -------    -------   --------    --------    -------
  TOTAL CAPITAL EXPENDITURES .............     629        594        (35)        626      2,934      2,959         25       2,729
                                             -----     ------     -------    -------    -------   --------    --------    -------
                                             -----     ------     -------    -------    -------   --------    --------    -------

-------------------------------------------------------------------------------
(1)Net of expenditures by hospital districts for cost-shared projects and capital spending on behalf of, and recovered from, the Greater Vancouver Transportation Authority (TRANSLINK).

(2)A joint venture of the Columbia Power Corporation (CPC) and Columbia Basin Trust (CBT). By the end of the 2004/05 fiscal year, the venture will be reclassified as taxpayer-supported to reflect CBT's expected merger with CPC.

(3)Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings Corporation, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development, and BC Transit.

(4)Includes ICBC Properties Ltd.

-------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2004/05

46                                APPENDIX
-------------------------------------------------------------------------------

TABLE A.5   2004/05 PROVINCIAL DEBT (1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                        Balance as at June 30, 2004              Balance as at March 31, 2005
                                                  --------------------------------------   ----------------------------------------
                                      Balance                Debt Outstanding                          Debt Outstanding
                                      March 31,     Net      ----------------                Net       ----------------
($ millions)                            2004      Change(2)   Actual   Budget   Variance   Change(2)   Forecast   Budget   Variance
-----------------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED DEBT
Provincial government operating ...   15,754      (512)    15,242    16,839     (1,597)    (1,225)    14,529    16,615     (2,086)
Education facilities
   Schools ........................   4,409        (3)     4,406     4,474        (68)        91      4,500     4,557        (57)
   Post-secondary institutions ....   2,114        56      2,170     2,154         16        200      2,314     2,344        (30)
                                     ----------------------------------------------------------------------------------------------
                                      6,523        53      6,576     6,628        (52)       291      6,814     6,901        (87)
                                     ----------------------------------------------------------------------------------------------
Health facilities .................   2,218         2      2,220     2,364       (144)       223      2,441     2,479        (38)
                                     ----------------------------------------------------------------------------------------------
Highways and public transit
   BC Transportation Financing
     Authority ....................   2,764        33      2,797     2,772         25         97      2,861     2,874        (13)
   BC Transit .....................      83        (2)        81        84         (3)         9         92        88          4
   Public transit .................     914        (4)       910       916         (6)        (3)       911       915         (4)
   SKYTRAIN extension .............   1,119         4      1,123     1,127         (4)        19      1,138     1,141         (3)
                                     ----------------------------------------------------------------------------------------------
                                      4,880        31      4,911     4,899         12        122      5,002     5,018        (16)
                                     ----------------------------------------------------------------------------------------------
   Other
     BC Buildings .................     317       (11)       306       287         19        (64)       253       247          6
     Social housing(3) ............     156       (17)       139       178        (39)        21        177       180         (3)
     Homeowner Protection Office ..     129        15        144       132         12         (8)       121       126         (5)
     Columbia River power
       projects(4) ................      --        --         --        --         --        252        252       262        (10)
     Other(5) .....................     116        17        133       350       (217)       246        362       344         18
                                     ----------------------------------------------------------------------------------------------
                                        718         4        722       947       (225)       447      1,165     1,159          6
                                     ----------------------------------------------------------------------------------------------
TOTAL TAXPAYER-SUPPORTED DEBT .....  30,093      (422)    29,671    31,677     (2,006)      (142)    29,951    32,172     (2,221)
                                     ----------------------------------------------------------------------------------------------
SELF-SUPPORTED DEBT
   Commercial Crown corporations
     and agencies
   BC Hydro .......................   7,040       187      7,227     7,062        165        (68)     6,972     7,174       (202)
   BC Rail ........................     477        (3)       474        --        474       (477)        --        --         --
   Columbia River power projects(4)     215        (4)       211       228        (17)      (215)        --        --         --
   Liquor Distribution Branch .....       7        --          7         7         --         (1)         6         6         --
                                     ----------------------------------------------------------------------------------------------
                                      7,739       180      7,919     7,297        622       (761)     6,978     7,180       (202)
Warehouse borrowing program .......      --       363        363        --        363         --         --        --         --
                                     ----------------------------------------------------------------------------------------------
TOTAL SELF-SUPPORTED DEBT .........   7,739       543      8,282     7,297        985       (761)     6,978     7,180       (202)
                                     ----------------------------------------------------------------------------------------------
FORECAST ALLOWANCE ................      --        --         --        --         --        300        300       100        200
                                     ----------------------------------------------------------------------------------------------
TOTAL PROVINCIAL DEBT .............  37,832       121     37,953    38,974     (1,021)      (603)    37,229    39,452     (2,223)
                                     ----------------------------------------------------------------------------------------------
                                     ----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Debt includes provincial government direct debt, fiscal agency loans, other debt that has been guaranteed by the provincial government, and certain other debt that is not provincially guaranteed.
(2) Gross new long-term borrowing plus net change in short-term debt outstanding, less sinking fund contributions, sinking fund earnings and net maturities of long-term debt (after deduction of sinking fund balances for maturing issues).
(3) Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.
(4) A joint venture of the Columbia Power Corporation (CPC) and Columbia Basin Trust (CBT). By the end of the 2004/05 fiscal year, this venture will be reclassified as taxpayer-supported to reflect CBT's expected merger with CPC.
(5) Includes other taxpayer-supported Crown corporations and agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, and loan guarantee provisions. Starting in 2004/05, it also includes a $255 million indemnity to CN related to tax attributes with respect to the BC Rail investment partnership.

-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

                                  APPENDIX                                   47
-------------------------------------------------------------------------------

TABLE A.6 REVENUE BY SOURCE:  2004/05 - 2006/07

-------------------------------------------------------------------------------------------------------------
                                                                                            Updated Plan
                                                                Actual     Forecast     ---------------------
($ millions)                                                  2003/04(1)   2004/05      2005/06       2006/07
-------------------------------------------------------------------------------------------------------------
TAXATION:
   Personal income .....................................        4,877         5,080        5,302        5,616
   Corporation income ..................................          775         1,066        1,023        1,130
   Social service ......................................        4,001         4,211        4,406        4,613
   Fuel ................................................          875           891          909          937
   Tobacco .............................................          647           676          676          676
   Property ............................................        1,576         1,648        1,718        1,788
   Property transfer ...................................          518           600          475          425
   Other (2) ...........................................          539           518          527          532
                                                              -------        ------       ------       ------
                                                               13,808        14,690       15,036       15,717
                                                              -------        ------       ------       ------
NATURAL RESOURCES:
   Natural gas royalties ...............................        1,230         1,416        1,381        1,292
   Columbia River Treaty ...............................          230           290          255          205
   Other energy and minerals ...........................          878           645          632          590
   Forests .............................................        1,007         1,374        1,172        1,171
   Water and other resources ...........................          308           403          395          420
                                                              -------        ------       ------       ------
                                                                3,653         4,128        3,835        3,678
                                                              -------        ------       ------       ------
OTHER REVENUE
   Medical Services Plan premiums ......................        1,409         1,398        1,412        1,428
   Post-secondary education fees .......................          781           808          905          957
   Other health care-related fees ......................          222           191          189          189
   Motor vehicle licences and permits ..................          363           376          385          394
   Other fees and licences .............................          765           772          648          670
   Investment earnings .................................          687           753          749          798
   Sales of goods and services .........................          629           683          702          720
   Miscellaneous (3) ...................................        1,157         1,295        1,253        1,232
                                                              -------        ------       ------       ------
                                                                6,013         6,276        6,243        6,388
                                                              -------        ------       ------       ------
CONTRIBUTIONS FROM THE FEDERAL GOVERNMENT(4)
   Health and social transfers .........................        3,044         3,538        3,881        3,979
   Equalization ........................................         (330)           39            6         --
   Other federal contributions(5) ......................          905           746          715          694
                                                              -------        ------       ------       ------
                                                                3,619         4,323        4,602        4,673
                                                              -------        ------       ------       ------
TAXPAYER-SUPPORTED PROGRAMS AND AGENCIES ...............       27,093        29,417       29,716       30,456
                                                              -------        ------       ------       ------
COMMERCIAL CROWN CORPORATION NET INCOME
   BC Hydro (before RSA/Heritage Contract transfers) ......        90           276          440          412
   Liquor Distribution Branch .............................       724           760          793          802
   BC Lotteries (net of payments to the federal government)       719           842          942        1,002
   BC Rail(6)  ...........................................         51           237           70           13
   ICBC(7) ................................................       302          218          163          100
   Other ..................................................         8           --             4            5
                                                              -------        ------       ------       ------
                                                                1,894         2,333        2,412        2,334
                                                              -------        ------       ------       ------
TOTAL REVENUE ..........................................       28,987        31,750       32,128       32,790
                                                              -------        ------       ------       ------
                                                              -------        ------       ------       ------
-------------------------------------------------------------------------------------------------------------

(1) BC Hydro's earnings for 2003/04 have been restated to reflect an accounting policy change for asset retirement obligations. The impact is a $13 million increase in BC Hydro earnings and therefore total government revenue.

(2) Composed of revenue from corporation capital tax, insurance premium tax and hotel room tax.

(3) Includes asset dispositions, reimbursements for health care and other services provided to external agencies, and other recoveries.

(4) Includes additional $148 million federal Health Accord and 2004 Public Health and Immunization Trust funding finalized after BUDGET 2004.

(5) Includes contributions for health, education, housing and social service programs, and transportation projects.

(6) The projections represent BC Rail's earnings during government's fiscal year. On BC Rail's fiscal year basis (December), the outlook is -- 2004:
     $246 million; 2005: $78 million; 2006: $13 million.

(7) The projections represent ICBC's earnings during government's fiscal year. On ICBC's fiscal year basis (December), the outlook is -- 2004: $252 million; 2005: $163 million; 2006: $100 million.

-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

48                                APPENDIX
-------------------------------------------------------------------------------


TABLE A.7  REVENUE ASSUMPTIONS:  2004/05 - 2006/07
           CHANGES FROM BUDGET 2004

-------------------------------------------------------------------------------

 REVENUE SOURCE AND ASSUMPTIONS                                                    FORECAST                  UPDATED PLAN
 ($ MILLIONS UNLESS OTHERWISE SPECIFIED)                                            2004/05              2005/06       2006/07
------------------------------------------------------------------------------------------------------------------------------
PERSONAL INCOME TAX                                                                  $5,080               $5,302        $5,616
------------------------------------------------------------------------------------------------------------------------------
 BC personal income growth                                                             3.8%                 4.3%          4.5%
 BC tax base growth                                                                    4.3%                 4.9%          5.0%
 Average tax yield                                                                    5.50%                5.54%         5.58%
------------------------------------------------------------------------------------------------------------------------------
CORPORATION INCOME TAX                                                               $1,066               $1,023        $1,130
------------------------------------------------------------------------------------------------------------------------------
 National tax base ($ billions)                                                      $139.1               $148.5        $158.4
 BC instalment share                                                                  8.74%                8.42%         8.53%
 Prior-year adjustments                                                                 $35                 -$20            $6
 BC tax base ($ billions)                                                             $11.9                $12.4         $12.9
 BC tax base growth                                                                   15.0%                 5.0%          4.0%
 BC corporate profits growth                                                          17.2%                 6.0%          3.9%

 Revenue is recorded on a cash basis. Due to lags in the federal collection and instalment systems, changes to the BC corporate profits and tax base affect revenue in the succeeding year. For example, 2004/05 instalments from the federal government are based on B.C.'s share of the national tax base for the 2002 tax-year (assessed as of December 31, 2003) and a forecast of the
 2004 national tax base.
------------------------------------------------------------------------------------------------------------------------------
SOCIAL SERVICE TAX                                                                  $4,211            $4,406            $4,613
------------------------------------------------------------------------------------------------------------------------------
 Consumer expenditure growth                                                          4.9%              5.0%              4.8%
 Business investment growth                                                           5.0%              9.5%              8.9%
 Other expenditure growth                                                             8.1%              2.0%              2.4%
------------------------------------------------------------------------------------------------------------------------------
FUEL TAX                                                                              $891              $909              $937
------------------------------------------------------------------------------------------------------------------------------
 Real GDP growth                                                                      2.9%              3.0%              2.9%
------------------------------------------------------------------------------------------------------------------------------
PETROLEUM, NATURAL GAS, MINERALS AND COLUMBIA RIVER
TREATY EXPORT ELECTRICITY SALES                                                     $2,351            $2,268            $2,087
------------------------------------------------------------------------------------------------------------------------------
 Natural gas price ($Cdn/gigajoule at plant inlet)                                   $5.50             $5.15             $4.50
 Natural gas volumes (annual per cent change)                                         4.8%              4.0%              4.1%
 Oil price ($US/barrel at Cushing, Oklahoma)                                        $37.00            $32.50            $29.00
 Auctioned land base (000 hectares)                                                    873               891               888
 Average bid price/hectare ($)                                                        $391              $400              $405
 Columbia River Treaty electricity sales
  Annual quantity set by treaty (million mega-watt hours)                              4.5               4.5               4.5
  Mid-Columbia electricity price ($US/mega-watt hour)                                  $51               $48               $42
------------------------------------------------------------------------------------------------------------------------------
FORESTS                                                                             $1,374            $1,172            $1,171
------------------------------------------------------------------------------------------------------------------------------
 PRICES (CALENDAR YEAR AVERAGE)
  SPF 2x4 price ($US/thousand board feet)                                             $395              $325              $300
  Hemlock price ($US/thousand board feet)                                             $635              $650              $650
  Pulp ($US/tonne)                                                                    $639              $700              $650
  Exchange rate ($US/$Cdn)                                                          $0.752            $0.778            $0.780

 CROWN HARVEST VOLUMES (MILLION CUBIC METRES)
  Interior harvest volumes                                                            50.5              50.5              49.0
  Coastal harvest volumes                                                             17.0              17.0              17.0

------------------------------------------------------------------------------------------------------------------------------

                                  APPENDIX                                  49
-------------------------------------------------------------------------------


TABLE A.7  REVENUE ASSUMPTIONS:  2004/05 - 2006/07
           CHANGES FROM BUDGET 2004

-------------------------------------------------------------------------------

 REVENUE SOURCE AND ASSUMPTIONS                                                    FORECAST                  UPDATED PLAN
 ($ MILLIONS UNLESS OTHERWISE SPECIFIED)                                            2004/05              2005/06       2006/07
------------------------------------------------------------------------------------------------------------------------------
HEALTH AND SOCIAL TRANSFERS                                                          $3,538               $3,881        $3,979

EQUALIZATION                                                                            $39                   $6            $0
------------------------------------------------------------------------------------------------------------------------------
 National CHST cash ($ billions) excluding trust funds
  Base before 2003 Health Accord                                                      $20.4                $21.0         $21.6
  Health Reform Transfer                                                               $1.5                 $3.5          $4.5
  Early Learning and Child Care Services                                             $0.150               $0.225        $0.300

 BC basic federal tax (BFT) ($ billions)                                              $11.9                $12.5         $13.2
 National BFT ($ billions)                                                            $97.7               $103.8        $111.2
 (includes estimate of prior years)

 BC share of national population                                                      13.1%                13.1%         13.2%

 BC nominal GDP/capita ($ 000)                                                       $35.95               $37.12        $38.35
 Canada nominal GDP/capita ($ 000)                                                   $40.20               $41.74        $43.38

 Components of BC CHST revenue ($ millions)
  Canada Health Transfer                                                             $1,874               $1,952        $2,053
  Canada Social Transfer                                                             $1,149               $1,200        $1,257
  Health Reform Transfer                                                               $195                 $455          $596
  Early Learning and Child Care Services                                                $20                  $30           $39
  Diagnostic/Medical Equipment Trust ($200 million total)                               $19                  $25           $16
  2003 CHST Supplement Trust ($333 million total)                                      $133                  $71            $0
  2004 Public Health and Immunization ($52 million total)                               $17                  $17           $18
  2004 CHST Supplement Trust ($262 million total)                                      $131                 $131            $0
                                                                                     $3,538               $3,881        $3,979

 Components of Equalization revenue ($ millions)
  Current-year base                                                                      $0                   $0            $0
  One-time (federal government 2004 budget)                                             $39                   $6            $0
------------------------------------------------------------------------------------------------------------------------------
SUCH SECTOR DIRECT REVENUE                                                           $2,668               $2,753        $2,832
------------------------------------------------------------------------------------------------------------------------------
 School Districts                                                                      $280                 $258          $259
 Universities                                                                        $1,291               $1,403        $1,499
 Colleges, University Colleges, and Institutes                                         $565                 $575          $553
 Health Authorities and Hospital Societies                                             $531                 $516          $520
 Children and Family Governance Authorities                                              $1                   $1            $1
------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL CROWN CORPORATION NET INCOME                                              $2,333               $2,412        $2,334
------------------------------------------------------------------------------------------------------------------------------
 BC HYDRO (BEFORE RSA AND HERITAGE CONTRACT TRANSFERS)                                 $276                 $440          $412
  reservoir water inflows (per cent of normal)                                          87%                 100%          100%
   (August 1, 2004 forecast)
  mean gas price                                                                         5.62                 5.47          5.15
   ($US/MMbtu at Sumas)
  interim rate increase awarded by BCUC (April 1, 2004)                               7.23%
  application to BCUC for additonal increase (Fall 2004)                              1.67%                  nil           nil
------------------------------------------------------------------------------------------------------------------------------
 ICBC (PROJECTED EARNINGS DURING GOVERNMENT'S FISCAL YEAR)                             $218                 $163          $100
  investment income                                                                    $370                 $354          $367
  adjustment to prior-year claims                                                      -$49                    -             -
  premium revenue trend                                                               +4.3%                +1.2%         +0.3%
  claims-incurred trend                                                               +1.5%                +4.1%         +3.6%
------------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------
                       FIRST QUARTERLY REPORT 2004/05

50                                 APPENDIX
-------------------------------------------------------------------------------
TABLE A.8     EXPENSE BY MINISTRY, PROGRAM AND AGENCY:  2004/05 - 2006/07
-------------------------------------------------------------------------------

                                                                                                        Updated Plan
                                                                        Actual      Forecast       ---------------------
($ millions)                                                           2003/04(1)    2004/05       2005/06       2006/07
------------------------------------------------------------------------------------------------------------------------
Advanced Education ..............................................        1,897         1,899         1,929         2,004
Education .......................................................        4,787         4,891         4,951         5,121
Health Services(2)...............................................       10,453        10,706        10,933        11,276
                                                                        ------        -------       ------        ------
                                                         Subtotal       17,137        17,496        17,813        18,401
                                                                        ------        -------       ------        ------
Office of the Premier ...........................................           50            44            46            46
Agriculture, Food and Fisheries .................................           79            45            45            45
Attorney General ................................................          520           489           482           482
Children and Family Development .................................        1,591         1,555         1,585         1,610
Community, Aboriginal and Women's Services ......................          460           333           384           396
Energy and Mines ................................................           77            64            55            56
Finance .........................................................           53            46            46            46
Forests .........................................................          839           650           629           696
Human Resources .................................................        1,394         1,301         1,347         1,347
Management Services .............................................           61            61            57            58
Provincial Revenue ..............................................           49            52            52            52
Public Safety and Solicitor General .............................          599           503           501           498
Skills Development and Labour ...................................           20            19            19            19
Small Business and Economic Development .........................          245           143           242           148
Sustainable Resource Management .................................           91           241           119           140
Transportation ..................................................          820           811           812           812
Water, Land and Air Protection ..................................          129           148           148           148
                                                                        ------        -------       ------        ------
                                                         Subtotal        7,077         6,505         6,569         6,599
                                                                        ------        -------       ------        ------
TOTAL MINISTRIES AND OFFICE OF THE PREMIER ......................       24,214        24,001        24,382        25,000
Legislation .....................................................           41            46            48            46
Officers of the Legislature .....................................           23            27            41            20
BC Family Bonus .................................................           80            59            39            32
Management of public funds and debt .............................          738           727           771           790
Government restructuring ........................................          168          --            --            --
Contingencies and new programs ..................................         --             240           240           240
Other appropriations ............................................           14            12             8             8
                                                                        ------        -------       ------        ------
                                                         Subtotal       25,278        25,112        25,529        26,136
BC Rail investment partnership ..................................         --             391          --            --
                                                                        ------        -------       ------        ------
CONSOLIDATED REVENUE FUND EXPENSE ...............................       25,278        25,503        25,529        26,136
LESS : grants to agencies and other internal transfers:
Taxpayer-supported Crown corporations and agencies ..............         (947)       (1,019)         (810)         (781)
School districts ................................................       (4,219)       (4,283)       (4,313)       (4,429)
Universities ....................................................         (861)         (806)         (848)         (868)
Colleges, university colleges and institutes ....................         (880)         (730)         (745)         (695)
Health authorities and hospital societies .......................       (7,319)       (7,070)       (7,136)       (7,238)
Children and family development governance authorities(3) .......           (3)           (3)         (260)         (576)
ADD : expenses recovered from external entities .................        1,538         1,519         1,505         1,557
                                                                        ------        -------       ------        ------
                                                                        12,587        13,111        12,922        13,106
TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES ..............        2,111         1,867         1,864         1,900
SUCH SECTOR AND REGIONAL AUTHORITIES:
School districts ................................................        4,371         4,542         4,460         4,577
Universities ....................................................        1,899         2,022         2,179         2,287
Colleges, university colleges and institutes ....................        1,299         1,355         1,380         1,307
Health authorities and hospital societies .......................        7,706         7,684         7,757         7,831
Children and family development governance authorities(3) .......            3             4           261           577
                                                                        ------        -------       ------        ------
                                                                        15,278        15,607        16,037        16,579
                                                                        ------        -------       ------        ------
TOTAL TAXPAYER-SUPPORTED EXPENSE ................................       29,976        30,585        30,823        31,585
                                                                        ======        =======       ======        ======

-------------------------------------------------------------------------------
1 Prior year comparative figures have been restated to reflect government's current organization and accounting policies.

2 Includes additional $148 million federal Health Accord and 2004 Public Health and Immunization Trust funding finalized after BUDGET 2004.

3 The amount of funding to be transferred, and the timing of the transfer, will be based on an assessment of Authority readiness.


-------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2004/05

                                    APPENDIX                                51
-------------------------------------------------------------------------------

TABLE A.9  EXPENSE ASSUMPTIONS:  2004/05 - 2006/07
           CHANGES FROM BUDGET 2004


---------------------------------------------------------------------------------------------------------------------------------
                                                                                                               UPDATED PLAN
MINISTRY PROGRAMS AND ASSUMPTIONS                                                           FORECAST     ------------------------
($ MILLIONS UNLESS OTHERWISE SPECIFIED)                                                      2004/05      2005/06         2006/07
---------------------------------------------------------------------------------------------------------------------------------
CHILDREN AND FAMILY DEVELOPMENT                                                                1,555        1,585           1,610
 Increased federal funding for early learning and child care programs                             -(1)         10               -
 Transfer child care programs from Community, Aboriginal and Women's Services                    173          181             202
---------------------------------------------------------------------------------------------------------------------------------
COMMUNITY, ABORIGINAL AND WOMEN'S SERVICES                                                       333          384             396
 Transfer child care programs to Children and Family Development                               (173)        (181)           (202)
---------------------------------------------------------------------------------------------------------------------------------
EDUCATION                                                                                      4,891        4,951           5,121
 Federal funding for First Nations students sent directly to school districts                   (52)         (52)            (52)
---------------------------------------------------------------------------------------------------------------------------------
FORESTS                                                                                          650          629             696
 Direct Fire Fighting
  Assumes normal activity in the fall of 2004                                                    175
  2005/06 and 2006/07 forecasts unchanged from plan                                                            55              55
---------------------------------------------------------------------------------------------------------------------------------
HEALTH SERVICES                                                                               10,706       10,933          11,276
 BUDGET 2004                                                                                  10,558       10,785          11,258
 Additional federal health funding in May 20, 2004 SUPPLY ACT                                    148          148              18
---------------------------------------------------------------------------------------------------------------------------------
SUSTAINABLE RESOURCE MANAGEMENT                                                                  241          119             140
 Reduction in free Crown grants                                                                 (40)
---------------------------------------------------------------------------------------------------------------------------------
BC RAIL INVESTMENT PARTNERSHIP                                                                   391            -               -
 Completion of partnership in July 2004
  BC Transportation Financing Authority infrastructure plan                                      200
  Regional initiatives                                                                           191
---------------------------------------------------------------------------------------------------------------------------------
MANAGEMENT OF PUBLIC FUNDS AND DEBT                                                              727          771             790
 Interest rates for new provincial borrowing:
  Short-term                                                                                    2.50         3.99            5.06
  Long-term                                                                                     5.65         6.26            6.63
  CDN/US exchange rate ($)                                                                    0.7539       0.7791          0.7800
---------------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES
 Updated net expense                                                                           1,867        1,864           1,900
---------------------------------------------------------------------------------------------------------------------------------
SUCH SECTOR EXPENSES IN EXCESS OF GRANT FUNDING                                                2,640        2,661           2,700
 School Districts                                                                                257          147             148
 Universities                                                                                  1,217        1,331           1,419
 Colleges, University Colleges, and Institutes                                                   549          561             539
 Health Authorities and Hospital Societies                                                       616          621             593
 Children and Family Governance Authorities                                                        1            1               1
---------------------------------------------------------------------------------------------------------------------------------
1  $10 million will flow through the Ministry of Children and Family Development through a FINANCIAL ADMINISTRATION ACT section 25 account in 2004/05.
---------------------------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2004/05

52                                  APPENDIX
-------------------------------------------------------------------------------


TABLE A.10  EXPENSE BY FUNCTION:  2004/05 - 2006/07

-----------------------------------------------------------------------------------------------------------
                                                                                         Updated Plan
                                                    Actual        Forecast         ------------------------
($millions)                                        2003/04         2004/05         2005/06          2006/07
-----------------------------------------------------------------------------------------------------------
Health ...........................................  11,333          11,860          12,101          12,441
Social services ..................................   2,867           2,668           2,704           2,717
Education ........................................   8,516           8,984           9,084           9,386
Protection of persons and property ...............   1,567           1,213           1,198           1,193
Transportation ...................................   1,272           1,460           1,289           1,293
Natural resources and economic development .......   1,511           1,399           1,233           1,331
Other ............................................     916             830             960             907
Contingencies (all ministries) ...................    --               240             240             240
General government ...............................     518             463             472             448
Debt servicing ...................................   1,476           1,468           1,542           1,629
                                                    ------          ------          ------          ------
TOTAL EXPENSE ....................................  29,976          30,585          30,823          31,585
                                                    ======          ======          ======          ======
-----------------------------------------------------------------------------------------------------------






TABLE A.11    FULL-TIME EQUIVALENTS (FTES)(1): 2004/05 - 2006/07

----------------------------------------------------------------------------------------------------------------------------
                                                                                                         Updated Plan
                                                                     Actual          Forecast        -----------------------
FTEs                                                                 2003/04         2004/05         2005/06        2006/07
----------------------------------------------------------------------------------------------------------------------------
Ministries and special offices (consolidated revenue fund) .          28,684          27,145          26,690          26,215
Taxpayer-supported Crown corporations and agencies .........           4,570           3,940           3,890           3,870
Regional authorities(2) ....................................            --                15             200             650
                                                                     -------         -------         -------         -------
TOTAL FTES .................................................          33,254          31,100          30,780          30,735
                                                                     -------         -------         -------         -------
                                                                     -------         -------         -------         -------
----------------------------------------------------------------------------------------------------------------------------

1 Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

2 Number of FTEs to be transferred and the timing of the transfers will be based on an assessment of authority readiness.





-------------------------------------------------------------------------------
                         FIRST QUARTERLY REPORT 2004/05

                                  APPENDIX                                   53
-------------------------------------------------------------------------------

TABLE A.12   CAPITAL SPENDING: 2004/05 - 2006/07
-------------------------------------------------------------------------------


                                                                                                            Updated Plan
                                                                         Actual        Forecast       -------------------------
($ millions)                                                             2003/04       2004/05         2005/06        2006/07
---------------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED
  Education .....................................................            831            776            803            603
  Health(1)......................................................            420            350            400            350
  BC Transportation Financing Authority .........................            370            477            489            408
  Rapid Transit Project 2000(1)..................................             14             18             14             13
  Vancouver Convention and Exhibition Centre expansion ..........             44             38             73            162
  Government operating (ministries) .............................            185            200            218            211
  Columbia River power projects(2)...............................           --               92             32             30
  Other(3).......................................................             19             91             78             61
                                                                       ---------    -----------    -----------    -----------
  TOTAL TAXPAYER-SUPPORTED ......................................          1,883          2,042          2,107          1,838
                                                                       ---------    -----------    -----------    -----------
SELF-SUPPORTED
  BC Hydro ......................................................            636            743            782            922
  BC Transmission Corporation ...................................           --             --               34             81
  BC Rail .......................................................             33             33              9              5
  Columbia River power projects(2)...............................            100           --             --             --
  ICBC(4)........................................................             26             42             46             30
  BC Lotteries ..................................................             49             87             60             60
  Liquor Distribution Branch ....................................              2             12             12             12
                                                                       ---------    -----------    -----------    -----------
  TOTAL SELF-SUPPORTED ..........................................            846            917            943          1,110
                                                                       ---------    -----------    -----------    -----------
  TOTAL CAPITAL SPENDING ........................................          2,729          2,959          3,050          2,948
                                                                       =========    ===========    ===========    ===========
---------------------------------------------------------------------------------------------------------------------------------

(1) Net of expenditures by hospital districts for cost-shared projects and capital spending on behalf of, and recovered from, the Greater Vancouver Transportation Authority (TRANSLINK).

(2) A joint venture of the Columbia Power Corporation (CPC) and Columbia Basin Trust (CBT). By the end of the 2004/05 fiscal year, the venture will be reclassified as taxpayer-supported to reflect CBT's expected merger with CPC.

(3) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings Corporation, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development, and BC Transit.

(4) Includes ICBC Properties Ltd.


-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

54                                  APPENDIX
-------------------------------------------------------------------------------

TABLE A.13   CAPITAL EXPENDITURE PROJECTS GREATER THAN $50 MILLION(1):
             2004/05 - 2006/07

NOTE: INFORMATION IN BOLD TYPE DENOTES CHANGES FROM THE FEBRUARY 17,
      2004 BUDGET AND FISCAL PLAN.
-------------------------------------------------------------------------------

                                                                                 Estimated
                                                       --------------------------------------------------------
                                           Forecast  Cumulative                                Cumulative       Total Project
                                Start    Completion  Spending     Spending  Spending  Spending  Spending    ----------------------
($ millions)                    Date       Date      at Mar. 31, - 2004/05 - 2005/06 - 2006/07   at Mar. 31,  Budget(3) Forecast(3)
                                                       2004(2)                                     2007
---------------------------------------------------------------------------------------------------------------------------------
ADVANCED EDUCATION FACILITIES(4)
UBC - Life Sciences Centre ... Apr. 2002  Sept. 2004        77        33       --        --       110     110         110
---------------------------------------------------------------------------------------------------------------------------------
HEALTH FACILITIES(4)
Vancouver General Hospital,
redevelopment project ........ Sept. 2000 Jan. 2007(5)      83        17       45        11       156     156         156
---------------------------------------------------------------------------------------------------------------------------------
TRANSPORTATION
Trans Canada Highway --
5 Mile (Yoho) Bridge .........   May 1999    Fall 2006        27         7        6         2        42      42(6)       42(6)
Nisga'a Highway ..............   Aug. 1998   Fall 2005        38         7        7         -        52      52          52
SEA-TO-SKY Highway ...........   April 2003       2009        32        63       69        43       207     TBD(7)       TBD(7)
SKYTRAIN extension - phase 1 .   Sept. 1998  June 2006     1,062        18       14        13     1,107   1,167        1,107
                                                         -------  --------  -------  --------  --------  ---------  -----------
Total transportation ................                      1,159        95       96        58     1,408   1,261        1,201
---------------------------------------------------------------------------------------------------------------------------------
POWER GENERATION
BC Hydro
- Georgia Strait pipeline
  crossing(8) ................   April 2000       TBD(9)      27       TBD      TBD       TBD        27     131         209
- Vancouver Island generation
  project ....................   April 2000       TBD(9)       68       TBD      TBD       TBD       68     370(10)     370(10)
- Seven Mile Dam safety
  improvements ...............   June 1999   Mar. 2005        42        17        9        --        68     100          68
- MICA DAM -- GENERATOR STATOR
  REPLACEMENT ................   Feb. 2004   July 2009        --         1        8        12        21      52          52
- PEACE CANYON DAM -- GENERATOR
  STATOR REPLACEMENT AND
  ROTOR MODIFICATION .........   Feb. 2004   July 2009        --         1        3        11        15      64          64
BC TRANSMISSION CORPORATION
- SYSTEM CONTROL CENTRE
  MODERNIZATION PROJECT ......   Nov. 2004   Apr. 2009        --        13       23        74       110     134         134
Brilliant Expansion Power
Corporation(11)
- Brilliant Dam power
  expansion ..................   Oct. 2002   Aug. 2006        84        81       22        18       205     205         205
                                                         -------  --------  -------  --------  --------  ---------  -----------
Total power generation                                       221       113       65       115       514   1,056       1,102
---------------------------------------------------------------------------------------------------------------------------------
OTHER
ICBC Properties Ltd.
- Surrey Central City Mall Ltd.  Sept. 1999  Dec. 2005(12)   230        17       16        --       263     312         263
Vancouver Convention and
Exhibition Centre expansion ..         2003       2008        44         1       30        66       141     230         230(13)
                                                         -------  --------  -------  --------  --------  ---------  -----------
Total other ..................                               274        18       46        66       404     542         493
---------------------------------------------------------------------------------------------------------------------------------

(1) Amounts in this table only represent provincial spending on projects that have been approved by Treasury Board and/or Crown corporation boards. Ministry service plans may report amounts that include funding from other sources, and they may include projects that still require final approval.

(2)  Total expenditures since commencement of each project.

(3)  Represents sum of annual budgeted expenditures to complete each project.

(4)  Amounts shown exclude interest costs incurred during construction.

(5) Individual components were completed starting in December 2000 and will continue to be completed before the end of the overall project.

(6) Amount represents the provincial portion of this cost-shared project with the federal government. Total project budget is $65 million.

(7) The provincial and private sector portions of this cost-shared project are to be determined. Total project cost is estimated at $600 million.

(8) Project co-sponsored with a private sector company. Amounts shown represent BC Hydro's 50 per cent share of the costs; however, only partial funding has been approved to date.

(9) Actual amounts represent initial planning, preliminary field work and engineering design costs. Physical construction is pending the outcome of the Vancouver Island generation project Call for Tender.

(10) In May 2002, a proposed private sector partnership to develop this project was terminated. Amounts now reflect BC Hydro's 100 per cent ownership.

(11) A joint venture of the Columbia Power Corporation and the Columbia Basin Trust.

(12) The base building was substantially completed in January 2003; however, work to prepare space for new tenants is still required.

(13) Amount represents the provincial portion of this cost-shared project with the federal government and the tourism industry.


-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

                                    APPENDIX                                 55
-------------------------------------------------------------------------------

TABLE A.14   DEBT SUMMARY 1:  2004/05 - 2006/07
-------------------------------------------------------------------------------

                                                                                                    Updated Plan
                                                                 Actual        Forecast       -------------------------
($ millions)                                                     2003/04       2004/05         2005/06        2006/07
---------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED DEBT
   Provincial government direct operating ..............       15,754           14,529           13,566           12,472
                                                             --------       ----------       ----------     ------------
   Education facilities
      Schools ..........................................        4,409            4,500            4,591            4,748
      Post-secondary institutions ......................        2,114            2,314            2,600            2,809
                                                             --------       ----------       ----------     ------------
                                                                6,523            6,814            7,191            7,557
                                                             --------       ----------       ----------     ------------
   Health facilities ...................................        2,218            2,441            2,697            2,840
                                                             --------       ----------       ----------     ------------
   Highways and public transit
      BC Transportation Financing Authority ............        2,764            2,861            3,176            3,327
      BC Transit .......................................           83               92               92               87
      Public transit ...................................          914              911              910              907
      SKYTRAIN extension ...............................        1,119            1,138            1,152            1,165
                                                             --------       ----------       ----------     ------------
                                                                4,880            5,002            5,330            5,486
                                                             --------       ----------       ----------     ------------
   Other
      BC Buildings .....................................          317              253              232              212
      Social housing(2).................................          156              177              182              175
      Homeowner Protection Office ......................          129              121              109               92
      Columbia River power projects(3) .................          --                252              242              232
      Other(4) .........................................          116              362              356              346
                                                             --------       ----------       ----------     ------------
                                                                  718            1,165            1,121            1,057
                                                             --------       ----------       ----------     ------------
TOTAL TAXPAYER-SUPPORTED DEBT ..........................       30,093           29,951           29,905           29,412
                                                             --------       ----------       ----------     ------------
SELF-SUPPORTED DEBT
   Commercial Crown corporations and Agencies
      BC Hydro .........................................        7,040            6,972            7,070            7,453
      BC Transmission Corporation ......................           --               --               98              131
      BC Rail ..........................................          477             --               --               --
      Columbia River power projects(3) .................          215             --               --               --
      Liquor Distribution Branch .......................            7                6                5                3
                                                             --------       ----------       ----------     ------------
TOTAL SELF-SUPPORTED DEBT ..............................        7,739            6,978            7,173            7,587
                                                             --------       ----------       ----------     ------------
FORECAST ALLOWANCE .....................................         --                300              400              300
                                                             --------       ----------       ----------     ------------
TOTAL PROVINCIAL DEBT ..................................       37,832           37,229           37,478           37,299
                                                             ========       ==========       ==========     ============
DEBT AS A PER CENT OF GDP
  Total provincial debt ................................        26.6%            24.7%            23.9%            22.8%
  Taxpayer-supported ...................................        21.1%            19.9%            19.1%            18.0%
---------------------------------------------------------------------------------------------------------------------------

(1) Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government's accounts as an accounts payable.

(2) Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

(3) A joint venture of the Columbia Power Corporation (CPC) and Columbia Basin Trust (CBT). By the end of the 2004/05 fiscal year, the venture will be reclassified as taxpayer-supported to reflect CBT's expected merger with CPC.

(4) Includes other taxpayer-supported Crown corporations and agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, and loan guarantee provisions. Starting in 2004/05, it also includes a $255 million indemnity to CN related to tax attributes with respect to the BC Rail investment partnership.


-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05

56                                  APPENDIX
-------------------------------------------------------------------------------

TABLE A.15    STATEMENT OF FINANCIAL POSITION: 2004/05 - 2006/07
-------------------------------------------------------------------------------

                                                                                                           Updated Plan
                                                                                                        ------------------
                                                          Actual      Year-to-Date        Forecast
                                                         March 31       June 30           March 31      March 31       March 31
($ millions)                                                2004          2004              2005          2006           2007
---------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and temporary investments .................          2,547           2,768           2,180           2,092           2,202
  Other financial assets .........................          6,492           6,400           7,003           7,510           7,785
  Sinking funds ..................................          3,730           3,405           3,547           3,317           3,227
  Investments in commercial Crown corporations:
    Retained earnings ............................          3,002           3,363           2,676           2,952           3,156
    Recoverable capital loans ....................          7,512           7,696           6,977           7,168           7,584
                                                      -----------    ------------    ------------    ------------    ------------
                                                           10,514          11,059           9,653          10,120          10,740
                                                      -----------    ------------    ------------    ------------    ------------
                                                           23,283          23,632          22,383          23,039          23,954
                                                      -----------    ------------    ------------    ------------    ------------
LIABILITIES
  Accounts payable and accrued liabilities .......          6,786           6,653           6,947           7,175           7,738
  Deferred revenue ...............................          2,683           2,832           2,863           3,065           3,199
  Debt:
    Taxpayer-supported debt ......................         30,093          29,671          29,951          29,905          29,412
    Self-supported debt ..........................          7,739           8,282           6,978           7,173           7,587
    Forecast allowance ...........................           --              --               300             400             300
                                                      -----------    ------------    ------------    ------------    ------------
  Total provincial debt ..........................         37,832          37,953          37,229          37,478          37,299
    ADD: sinking funds presented as assets .......          3,730           3,405           3,547           3,317           3,227
    LESS: guarantees and non-guaranteed debt .....           (401)           (401)           (394)           (370)           (343)
                                                      -----------    ------------    ------------    ------------    ------------
                                                           41,161          40,957          40,382          40,425          40,183
                                                      -----------    ------------    ------------    ------------    ------------
                                                           50,630          50,442          50,192          50,665          51,120
                                                      -----------    ------------    ------------    ------------    ------------
NET LIABILITIES ..................................        (27,347)        (26,810)        (27,809)        (27,626)        (27,166)
                                                      -----------    ------------    ------------    ------------    ------------
CAPITAL AND OTHER ASSETS
  Tangible capital assets ........................         22,253          22,222          23,557          24,279          24,726
  Other assets ...................................            364             367             387             387             385
                                                      -----------    ------------    ------------    ------------    ------------
                                                           22,617          22,589          23,944          24,666          25,111
                                                      -----------    ------------    ------------    ------------    ------------
ACCUMULATED SURPLUS (DEFICIT) ....................         (4,730)         (4,221)         (3,865)         (2,960)         (2,055)
                                                      ===========    ============    ============    ============    ============

                    CHANGES IN FINANCIAL POSITION
-------------------------------------------------------------------------------

                                                                                                              Updated Plan
                                                                            Year-to-Date       Forecast    ----------------------
                                                                              June 30        March 31       March 31     March 31
($ millions)                                                                    2004           2005           2006          2007
---------------------------------------------------------------------------------------------------------------------------------
CHANGE IN ACCUMULATED DEFICIT:
  Surplus for the period .............................................          (217)          (865)          (905)          (905)
  Accounting policy equity adjustments ...............................          (292)          --             --             --
                                                                           ----------   ------------   ------------   ------------
                                                                                (509)          (865)          (905)          (905)
                                                                           ----------   ------------   ------------   ------------
WORKING CAPITAL CHANGES:
  Increase (reduction) in cash and temporary investments .............           221           (367)           (88)           110
  Other working capital changes ......................................          (105)           193             77           (424)
                                                                            ----------   ------------   ------------   ------------
                                                                                 116           (174)           (11)          (314)
                                                                           ----------   ------------   ------------   ------------
CAPITAL ASSET AND INVESTMENT CHANGES:
  Increase in taxpayer-supported capital investments .................           410          2,042          2,107          1,838
    LESS: amortization and valuation adjustments .....................          (441)          (738)        (1,385)        (1,391)
                                                                           ----------   ------------   ------------   ------------
                                                                                 (31)         1,304            722            447
                                                                           ----------   ------------   ------------   ------------
  Increase in total investment in commercial Crown corporations ......           270            890          1,219          1,314
    LESS: loan repayments and valuation adjustments ..................           275         (1,751)          (752)          (694)
                                                                           ----------   ------------   ------------   ------------
                                                                                 545           (861)           467            620
                                                                           ----------   ------------   ------------   ------------
                                                                                 514            443          1,189          1,067
                                                                            ----------   ------------   ------------   ------------
INCREASE (DECREASE) IN GUARANTEES AND NON-GUARANTEED DEBT ..........            --               (7)           (24)           (27)
                                                                           ----------   ------------   ------------   ------------
INCREASE (DECREASE) IN TOTAL PROVINCIAL DEBT .......................             121           (603)           249           (179)
                                                                           ==========   ============   ============   ============


-------------------------------------------------------------------------------
                        FIRST QUARTERLY REPORT 2004/05